AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 1997
                                                    REGISTRATION NO. 333-16451
-------------------------------------------------------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ----------------------------------


                                 AMENDMENT NO. 2
                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                       ----------------------------------

                             SAC TECHNOLOGIES, INC.

           (Name of small business issuer as specified in its charter)

         MINNESOTA                       3577                   41-1741861
State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
    of incorporation or        Classification Code Number)   Identification No.)
      organization

            4444 WEST 76TH STREET, SUITE 600, EDINA, MINNESOTA 55435
                                 (612) 835-7080
          (Address and telephone number of principal executive offices)
(Address of principal place of business or intended principal place of business)

                               MR. BARRY M. WENDT
                             CHIEF EXECUTIVE OFFICER
                             SAC TECHNOLOGIES, INC.
                        4444 WEST 76TH STREET, SUITE 600
                             EDINA, MINNESOTA 55435
               TELEPHONE: (612) 835-7080 FACSIMILE: (612) 835-6620
            (Name, address and telephone number of agent for service)

                       ----------------------------------

                                   COPIES TO:
        STEPHEN E. SMITH, ESQ.                        MICHAEL L. BERDE, ESQ.
       DANIEL R. TENENBAUM, ESQ.                       KEVIN S. SPRENG, ESQ.
DOHERTY, RUMBLE & BUTLER, PROFESSIONAL               MERRITT, FURBER & TIMMER
             ASSOCIATION                             2100 METROPOLITAN CENTRE
       3500 FIFTH STREET TOWERS                      333 SOUTH SEVENTH STREET
        150 SOUTH FIFTH STREET                     MINNEAPOLIS, MINNESOTA 55402
   MINNEAPOLIS, MINNESOTA 55402-4235                 TELEPHONE: (612) 338-3965
       TELEPHONE: (612) 340-5555                     FACSIMILE: (612) 330-0959
       FACSIMILE: (612) 340-5584

                       ----------------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                           CALCULATION OF REGISTRATION FEE

                                                               PROPOSED
                                                           MAXIMUM OFFERING     PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF           AMOUNT TO BE        PRICE PER       AGGREGATE OFFERING      AMOUNT OF
        SECURITIES TO BE REGISTERED         REGISTERED         SHARE(1)             PRICE(1)        REGISTRATION FEE
        ---------------------------         ----------         --------             --------        ----------------
                                            1,210,000
Common Stock, $0.01 par value.............  shares(2)            $6.00             $7,260,000            $2,200

Underwriters Warrant to purchase shares
of Common Stock(3)........................      1                                  $      100            $  0(4)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).
(2) Includes the Underwriter's over-allotment option to purchase up to 110,000 shares.
(3) Represents a warrant to be issued by the Company to the Underwriter at the time of delivery and acceptance of the Shares to be sold by the Company to the public hereunder.
(4)  None, pursuant to Rule 457(g).


     THE SMALL BUSINESS ISSUER HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE SMALL BUSINESS ISSUER SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.


                             SAC TECHNOLOGIES, INC.

                              CROSS REFERENCE SHEET

                    PURSUANT TO ITEM 502(f) OF REGULATION S-B
           SHOWING LOCATION IN PROSPECTUS OF PART I ITEMS OF FORM SB-2

ITEM NUMBER AND CAPTION                                        LOCATION IN PROSPECTUS
-----------------------                                        ----------------------
    1.    Front of Registration Statement and
          Outside Front Cover of Prospectus ................   Outside Front Cover Page of Prospectus

    2.    Inside Front and Outside Back Cover Pages
          of Prospectus ....................................   Inside Front and Outside Back Cover Pages of
                                                               Prospectus

    3.    Summary Information and Risk Factors .............   Summary; Risk Factors

    4.    Use of Proceeds ..................................   Summary; Use of Proceeds

    5.    Determination of Offering Price ..................   Outside Front Cover Page; Risk Factors;
                                                               Underwriting

    6.    Dilution .........................................   Risk Factors; Dilution

    7.    Selling Security Holders .........................   Not Applicable

    8.    Plan of Distribution .............................   Outside Front Cover Page; Underwriting and Plan
                                                               of Distribution

    9.    Legal Proceedings ................................   Business

   10.    Directors, Executive Officers, Promoters,
          and Control Persons ..............................   Risk Factors; Management; Principal Shareholders

   11.    Security Ownership of Certain Beneficial
          Owners and Management ............................   Principal Shareholders

   12.    Description of Securities ........................   Summary; Description of Securities

   13.    Interest of Named Experts and Counsel ............   Experts; Legal Matters

   14.    Disclosure of Commission Position on
          Indemnification for Securities Act Liabilities ...   Description of Securities; Underwriting

   15.    Organization Within Last Five Years ..............   Summary; Business

   16.    Description of Business ..........................   Summary; Risk Factors; Business

   17.    Management's Discussion and Analysis or
          Plan of Operation ................................   Management's Discussion and Analysis of Financial
                                                               Condition and Results of Operations

   18.    Description of Property ..........................   Business

   19.    Certain Relationships and Related Transactions ...   Certain Transactions

   20.    Market for Common Equity and Related
          Stockholder Matters ..............................   Divided Policy; Shares Available for Future Sale;
                                                               and Description of Securities

   21.    Executive Compensation ...........................   Management

   22.    Financial Statements .............................   Summary; Capitalization; Selected Historical and
                                                               Pro Forma Financial Data; Index to Financial
                                                               Statements

   23.    Changes In and Disagreements With Accountants on
          Accounting and Financial Disclosure ..............   Not Applicable


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED FEBRUARY 7, 1997

                                1,100,000 SHARES

                                     [LOGO]

                             SAC TECHNOLOGIES, INC.

                                  COMMON STOCK


     SAC Technologies, Inc. (the "Company") is offering hereby 1,100,000 shares (the "Shares") of the Company's $0.01 par value common stock. The Price to Public is expected to be $6.00 per share. See "Risk Factors--Arbitrary Offering Price; No Prior Public Market; Possible Volatility of Stock Price."

     Prior to this offering, there has been no public market for the Shares, and no assurance can be given that any such market will exist or develop upon completion of this offering or, if developed, will be maintained. The initial offering price of the Shares offered hereby has been arbitrarily determined by negotiations between the Company and Tuschner & Company, Inc. (the "Underwriter"). See "Underwriting." The Company has applied for listing of the Shares on the Nasdaq SmallCap Market under the symbol "SACM."

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" COMMENCING ON PAGE 3 AND "DILUTION" ON PAGE 10.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                             PRICE TO      UNDERWRITING      PROCEEDS TO
                              PUBLIC         DISCOUNT       COMPANY(1)(2)

Per Share .............       $6.00            $0.51           $5.49
Total(3) ..............     $6,600,000       $561,000        $6,039,000

(1) The Company has agreed to pay the Underwriter a nonaccountable expense allowance equal to 2% of the gross proceeds of this offering, and has agreed to issue to the Underwriter a five-year warrant to purchase up to 44,496 shares of common stock at 120% of the Price to Public. The Company has also agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting offering expenses payable by the Company, estimated at $367,000 (including the nonaccountable expense allowance referenced in Note 1 above).

(3) The Company has granted the Underwriter a 30-day option to purchase up to an aggregate of 110,000 additional shares of common stock solely to cover over-allotments, if any, at the per share Price to Public less the Underwriting Discount. If the Underwriter exercises this option in full, the total Price to Public, Underwriting Discount and Proceeds to Company in the aggregate will be $7,260,000, $617,100 and $6,642,900, respectively. See "Underwriting."

     The Shares are offered by the Underwriter subject to prior sale when, as and if delivered to and accepted by the Underwriter and subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriter reserves the right to withdraw, correct or modify the offering and to reject an order in whole or in part. It is expected that delivery of the certificates representing shares of common stock will be made at the offices of
the Underwriter in Minneapolis, Minnesota on              , 1997.

                            TUSCHNER & COMPANY, INC.

               The date of this Prospectus is           , 1997



[PHOTO OF SACMAN UNIT WHICH IS A RECTANGULAR-SHAPED BOX APPROXIMATELY 3" H X 3" W X 5.75" L AND RESEMBLES A COMPUTER MOUSE WITH A FINGERPRINT-SIZED WINDOW IN THE CENTER FOR PLACING AND VERIFYING A FINGERPRINT.]



                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION UNDER "RISK FACTORS." UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITER'S OVER-ALLOTMENT OPTION AND (II) REFLECTS THE COMPANY'S NINE-FOR-TWO STOCK SPLIT IN APRIL, 1996. SEE "DESCRIPTION OF SECURITIES" AND "UNDERWRITING." THE COMMON STOCK OFFERED HEREBY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" FOR INFORMATION PROSPECTIVE INVESTORS SHOULD CONSIDER.


                                   THE COMPANY

     SAC Technologies, Inc. (the "Company") develops, markets, and distributes fingerprint identification products for use in general commercial and consumer market applications. The Company is a development stage enterprise that was formed in 1993 and has yet to generate any commercial sales, significant revenues, or profits. See "Business--General."

     It is generally recognized that fingerprint patterns are unique to each individual. However, manual fingerprint analysis is time-consuming, tedious, and potentially unreliable. The Company's focus has been to develop automated fingerprint identification products for the access control market which are portable, easily integrated with existing applications, and affordable for mass commercial uses. See "Business--General."


     The Company has completed the development and testing of its initial automated fingerprint identification product called SACMan(tm). SACMan and related products are designed to provide controlled access to information, resources, and facilities. The Company plans to market its products for a variety of different applications including information access control, computer network access control, and facility access control. The Company's technology also has potential application in other markets including law enforcement and financial credit transaction markets which belong to Jasper Consulting, Inc. ("Jasper") by agreement. Assembly of the Company's products utilizes generally available components, equipment, and processes. To date, the Company has acquired components and performed the final assembly, calibration, testing, and serialization of its products. In order to meet anticipated pre-production product demand, the Company has also acquired a semi-automated assembly line. The Company has identified several regional manufacturers which it believes have the capability to perform assembly of its products, as appropriate, to meet assembly requirements beyond this pre-production stage. See "Business--General," "--Technology License," and "--Market."



     SACMan is principally intended to control access to information resources, allowing only those individuals whose fingerprints are included in a fingerprint database access to computers, computer networks, and/or specific applications. The Company's SACMan(tm) and SAC_App products have undergone extensive internal and field testing, have been tested by Jasper and evaluated by several of Jasper's prospective customers, and are believed to be ready for commercial scale production, sale, and use. The Company has not yet completed final development or commenced testing of its SAC_Remote product, developed principally for use in restricting door entry access to a specific set of individuals, or SAC_Encrypt products; however, the initial hardware design of these products has been completed. It is anticipated that development and testing of the SAC_Remote and SAC_Encrypt products will be completed in early to mid 1997, at which time the product is expected to be made available for commercial release. See "Business--Products."


     The Company believes its principal competition will come from existing methods of restricting access to facilities, such as pass cards, personal identification numbers, password access, locks and keys, as well as from other companies involved in the development, manufacture, and marketing of fingerprint biometric products. The Company's products will also be competing for market share with other biometric technologies including hand geometry, facial recognition, iris scanning, retinal scanning, signature verification, and voice analysis. Many of these competitors have substantially greater resources and experience in developing and marketing access control products. The Company has yet to manufacture, market, or sell any of its products on a commercial basis. Based on field testing, available pricing information of product components, and its current sales price, the Company believes its products are reliable and will be affordable in its targeted markets.

     The Company's underlying technology consists of: (i) optic technology which captures the image of a fingerprint ("Optic Technology"); (ii) hardware and software which translates and standardizes the image of the fingerprint for computer analysis ("Biometric Solution"); (iii) a license to certain software which classifies the fingerprint and matches it to an existing database ("FIDS Technology"); and (iv) SAC_App application database development software which can be used to enter, sort, structure, manipulate, and manage a database of fingerprint models. See "Business--Technology License."

     The Company began operations and was incorporated under the laws of the State of Minnesota in January, 1993. The Company's principal office is located at Suite 600, 4444 West 76th Street, Edina, Minnesota 55435 and its telephone number is (612) 835-7080. The Company also leases space at 4620 South Valley View Road, Suite A1, Las Vegas, Nevada 89103, which it plans to use for marketing and showroom purposes. The Company's fiscal year ends December 31. See "Business--Property."


                                  THE OFFERING

COMMON STOCK OFFERED.....................  1,100,000 Shares

COMMON STOCK OUTSTANDING(1)

  BEFORE THE OFFERING....................  2,508,750 shares

  AFTER THE OFFERING (PRO FORMA)(2)......  3,608,750 shares

USE OF PROCEEDS .........................  For sales and marketing activities, research and development and working
                                           capital. See "Use of Proceeds."

Proposed Nasdaq SmallCap market symbol...  SACM

CUSIP Number.............................  78386P 10 4



                                                  SUMMARY FINANCIAL DATA

                                                         JANUARY 7,                                        JANUARY 7,
                                                        1993 (DATE                                         1993 (DATE
                                                       OF INCEPTION)           NINE MONTHS ENDED          OF INCEPTION)
                            YEAR ENDED DECEMBER 31        THROUGH                 SEPTEMBER 30               THROUGH
                            ----------------------      DECEMBER 31,      ---------------------------     SEPTEMBER 30,
                               1994         1995           1995             1995            1996              1996
                            ---------     --------     ------------      -----------     -----------      -------------
                                                                         (UNAUDITED)     (UNAUDITED)       (UNAUDITED)
SELECTED STATEMENT OF
 OPERATIONS DATA
  Revenues  ................ $107,000     $229,070       $ 353,057        $ 153,374       $      --        $ 353,057
  Costs and Other
   Expenses ................  118,285      315,456         481,324          276,169         490,488          971,812
  Loss From Operations .....  (11,285)     (86,386)       (128,267)        (122,795)       (490,488)        (618,755)
  Net Loss .................  (11,285)     (86,386)       (128,267)        (122,795)       (517,399)        (645,666)
  Loss Per Share ...........       --         (.03)           (.05)            (.05)           (.20)            (.24)

                                        DECEMBER 31,                 SEPTEMBER 30, 1996
                                   -----------------------    --------------------------------
                                     1994          1995         ACTUAL      PRO FORMA(1)(2)(3)
                                   -------      ----------    -----------   ------------------
                                                              (UNAUDITED)        (UNAUDITED)
SELECTED BALANCE SHEET DATE
  Working capital (deficit)        $(5,628)     $(133,836)      $ 90,369         $5,562,369
  Total assets                       6,598         24,139        325,577          5,880,577
  Stockholders' equity
   (deficit)                        (5,628)      (125,188)       136,918          5,808,918

------------------------
(1) Does not include (a) 50,000 shares of Common Stock which may be issued upon exercise of warrants issued to the investors in connection with bridge financing arrangements at an exercise price of $2.00 per share; (b) 41,639 shares of Common Stock which may be issued upon exercise of warrants issued to the Underwriter in connection with a private placement and bridge financing arrangements at an adjusted exercise price of $6.00 per share; (c) 375,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan, 173,000 shares of which are currently issued at a weighted average exercise price of $2.23 per share and none of which are exercisable within 60 days from the date hereof; and (d) up to 44,496 shares of Common Stock issuable upon exercise of warrants which may be issued to the Underwriter in connection with the sale of the Shares included in this offering.

(2) Adjusted to give effect to the sale of the 1,100,000 shares offered hereby at an assumed initial public offering price of $6.00 per share, net of anticipated Underwriter discounts and offering expenses. Assumes no exercise of the Underwriter's option to purchase 110,000 shares of common stock to cover overallotments. See "Use of Proceeds."

(3) Adjusted to give effect to the anticipated application of the net proceeds from this offering, including the repayment of certain liabilities.


                                  RISK FACTORS

     THE SHARES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD ONLY BE CONSIDERED BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE PURCHASERS OF THE SHARES SHOULD ALSO CONSIDER THE RISK FACTORS SET FORTH BELOW IN CONNECTION WITH THE OTHER INFORMATION FURNISHED HEREIN.

     DEVELOPMENT STAGE COMPANY, LIMITED OPERATING HISTORY AND GOING CONCERN. The Company is a development stage enterprise, formed in 1993 which has yet to generate any significant revenues. The Company had net losses of $86,386 and $517,399 during the year ended December 31, 1995 and nine months ended September 30, 1996, respectively. Since inception through September 30, 1996, the Company has had accumulated losses of $645,666 and negative cash flow from operations of $718,566. All of the Company's revenues to date were derived from the reimbursement of development costs and other services provided to Jasper. In addition, the Company has yet to make any commercial sales of its products and has never successfully marketed a product. Furthermore, its officers have limited experience in the operation and development of a business like the Company's. The Company anticipates net losses will continue for the foreseeable future. There can be no assurance that the Company will be able to generate significant revenues or operate successfully. The report of the Company's independent certified public accountants on the Company's financial statements contains an explanatory paragraph concerning the Company's ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Financial Statements."

     RIGHTS TO CERTAIN TECHNOLOGY NOT OWNED BY COMPANY. The FIDS Technology used in the Company's principal product offerings is owned by Jasper and licensed by the Company. The Company's Biometric Solution and Optic Technology are owned by it, subject to an exclusive worldwide license which has been granted to Jasper Consulting, Inc. ("Jasper") to use and sell products in certain markets. Therefore, the Company does not exclusively own all of the technology incorporated into its products, including SACMan. In addition, pursuant to its agreement with Jasper, the Company only has rights to use and sell the FIDS Technology in industrial, commercial, and consumer "access control" applications including, without limitation, access to buildings, apartments, offices, and other facilities, appliances, information, resources, computers, and computer networks. In all other markets, sale and use of the FIDS Technology belongs to Jasper. The success of the Company, therefore, will depend on its ability to exploit each of these technologies in its limited market areas. Furthermore, if the Company fails to perform its obligations under the license agreement with Jasper, it could lose a critical portion of the technology necessary for the manufacture of its products. While the Company believes it may be able to utilize other currently available software to classify and match a fingerprint, or may be able to develop such software with its own internal resources, there can be no assurance that such other software will be available to the Company on favorable terms, if at all, that the Company will have the technical ability to develop its own software, or that such software will ultimately serve as an adequate substitute for the FIDS technology in the Company's products. See "Business--Technology License."

     LIMITED INTELLECTUAL PROPERTY PROTECTION. The Company has applied for a patent directed to the Optic Technology and Biometric Solution; however, none of the mentioned technologies are patented by the Company. There can be no assurances given that any patents will ever issue, or that, if issued, the Company would have the resources to protect any such issued patent. The Company believes that its technology described does not infringe upon patents held by others, but the Company cannot give any assurances that such infringements do not exist. See "Business--Technology Rights."

     While the Company believes it will not be necessary to acquire additional technologies in order to market its current planned products, there is no assurance that the person or organization owning any additionally required technologies will grant licenses to the Company at all, or, if licenses are available, that the terms and conditions of such licenses will be acceptable to the Company.

     LIMITED SALES AND MARKETING EXPERIENCE; NO MARKET ACCEPTANCE. The Company has recently begun marketing its SACMan(tm) product and has yet to make any commercial sales of SACMan or other products. The Company's employees have limited experience in marketing such a product and no distribution system has been developed. While the Company has plans for developing a significant marketing and sales effort, along with accessing various distribution channels, there can be no assurance that such efforts will be successful or that the Company will be able to attract and retain qualified individuals with marketing and sales expertise. The Company's future success will depend, among other factors, upon whether the Company's products can be sold at a profitable price and the extent to which consumers acquire, adopt, and continue to use them. There can be no assurance that the Company's products will gain wide acceptance in its targeted markets or that the Company will be able to effectively market its products. See "Business--Marketing and Sales."


     LIMITED MANUFACTURING AND ASSEMBLY EXPERIENCE. To date, the Company's SACMan and SAC_App products have only been manufactured and assembled in limited quantities and have not been produced on a commercial scale. As a result, there can be no assurance that the Company will not encounter difficulties in obtaining reliable and affordable contract manufacturing assistance and/or in scaling up its manufacturing capabilities, including problems involving production yields, per-unit manufacturing costs, quality control, component supply, and shortages of qualified manufacturing personnel. Any such difficulties could also result in the inability of the Company to satisfy any customer demand for its products in a cost-effective manner and would likely have a material adverse effect on the Company.


     PRODUCTS ARE CURRENTLY UNDER DEVELOPMENT; NO COMMERCIAL SALES OR USES TO DATE. The Company has only recently begun to focus on marketing and selling its SACMan and SAC_App products. In addition, the Company has not yet completed final development of its other products. Therefore, no commercial sales or uses of the Company's products have been made. Given this absence of sales and need for additional development on many of its products, there can be no assurance that the Company will be able to complete the development of and/or successfully introduce its products to the Company's markets. See "Business--Products" "--Market," and "--Marketing and Sales."

     POTENTIAL INABILITY TO ADAPT TO CHANGES IN TECHNOLOGY. The access control market is subject to rapid technological change and intense competition. There can be no assurance that the Company will be able to keep pace with this change. The Company's products could become subject to technological obsolescence and there can be no assurance that the Company will be able to adapt to rapidly changing technology. If the Company is unable for technological or other reasons to develop products on a timely basis in response to technological changes, or if the Company's products or product enhancements do not achieve market acceptance, the Company's business would be materially and adversely affected.

     LIMITED SOURCES OF SUPPLY. The Company has only limited agreements with vendors to supply components and subassemblies on a continuing basis. Should production requirements increase, the need for additional components and subassemblies will increase. In the future, the Company will attempt to (i) consummate formal supply agreement relationships, although there can be no assurance that it will be able to do so, and (ii) obtain multiple sources of supply for most of its components, although it may be necessary to have limited sources of supply for certain components. Should a key supplier be unwilling or unable to supply any such components or subassemblies in a timely manner, the Company would be materially adversely affected. See "Business--Marketing and Sales."

     DISCRETIONARY USE OF PROCEEDS. The manner in which the proceeds of this offering will be used is based upon the current state of the Company's business operations, its current plans, and current economic and industry conditions. These estimates are subject to change based upon material factors such as unanticipated levels and types of competition, adverse market trends, and new business opportunities. A significant portion of the net proceeds of this offering have not been designated for any specific use other than as working capital. Such proceeds may be utilized for one or more purposes at the Company's discretion. There can be no assurance that the Company will ultimately use the proceeds as described or will adequately find the most efficient use of the proceeds raised hereby. See "Use of Proceeds."

     NEED FOR ADDITIONAL FUNDS. The Company expects that, subsequent to this offering, it may need to raise substantial additional capital to fund the ongoing development and expansion of its business, including its research, development, marketing and sales efforts, and to attain profitability. There is no assurance that any additional funds needed will be available to the Company on favorable terms, or at all. Although based on assumptions that the Company considers reasonable, there is also no assurance that the Company's estimate of its anticipated liquidity needs is accurate or that new business developments or other unforeseen events will not occur, resulting in the need to raise additional funds. In addition, it is probable that raising additional funds will result in a substantial additional dilution and reduction in returns, if any, to investors. See "Dilution, "Use of Proceeds," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     SIGNIFICANT COMPETITION. The Company is engaged in a rapidly evolving field. Competition from other companies is intense and expected to increase. Many of the Company's competitors have substantially greater resources, research and development staffs, sales and marketing staffs, and facilities than does the Company. In addition, other recently developed technologies are, or may in the future be, the basis of competitive products. There can be no assurance that the Company's competitors will not develop technologies and products that are more effective than those being developed by the Company or that would render the Company's technology and products obsolete or noncompetitive. See "Business--Competition."

     POTENTIAL PRODUCT LIABILITY CLAIMS. The Company faces an inherent business risk of exposure to product liability claims in the event that the use of its products are alleged to have resulted in injuries or losses related to their manufacture and use. Although the Company hopes to employ provisions limiting liability in contractual relationships with customers, there can be no assurance that the Company will be able to effectively avoid significant liability exposure. The Company does not currently maintain any product liability insurance. The Company may attempt to obtain insurance to minimize the impact of any potential product liability; however, there can be no assurance that the Company will be able to obtain such insurance on acceptable terms, or at all. Consequently, a product liability claim or recall or other claims with respect to any uninsured liabilities could have a material adverse effect on the business or financial condition of the Company.

     IMMEDIATE AND SUBSTANTIAL DILUTION TO PURCHASERS. Purchasers of the Shares offered hereby will experience immediate and substantial dilution of $4.39 per share in the net tangible book value of the Shares based on the anticipated Price to Public. See "Dilution."

     DILUTION FROM OUTSTANDING WARRANTS AND OPTIONS. The Company currently has outstanding warrants and options to purchase 264,639 shares of the Common Stock (excluding the Underwriter's Warrants issued in connection with this offering), all of which are exercisable at prices significantly below the Price to Public of the Shares in this offering. Exercise in the future of such warrants and options may result in additional dilution to purchasers in this offering. See "Dilution" and "Description of Securities."

     ABSENCE OF DIVIDENDS. The Company has never declared or paid a cash dividend on its common stock. The Company intends to retain any earnings for use in the operation and expansion of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future, including on the Shares offered hereby. See "Dividend Policy."

     DEPENDENCE ON KEY PERSONNEL. The Company's operations are materially dependent upon the services of Mr. Barry M. Wendt, the Chief Executive Officer of the Company and the co-inventor of SACMan(tm) and its underlying components, Mr. Richard T. Fiskum, the President of the Company and the co-inventor of the Optic Technology, Mr. Gary E. Wendt, the Chief Financial Officer of the Company, and Mr. Benedict A. Wittig, Director of Systems Software and co-inventor of SACMan(tm) and the Biometric Solution. The loss of the services of any of these individuals would materially and adversely affect the Company's business. The Company has agreements with these individuals prohibiting competition with the Company for a period of three years if the Company terminates an individual's employment for "cause" (as defined in the agreements), and a period of two years if an individual voluntarily terminates employment. There can be no assurance that the Company will retain the four individuals in its employ, or that it will successfully attract and retain additional or replacement personnel with the requisite experience and capabilities to enable the Company to profitably and effectively evaluate, develop, and market the Company's product line. The Company does not currently maintain any key man insurance on any of its officers. See "Management."

     POTENTIAL INABILITY TO MANAGE GROWTH EFFECTIVELY. The Company hopes to significantly expand its business, in part with the proceeds of this offering. Such anticipated expansion will likely place further demands on the Company's existing management and operations. The Company's future growth and profitability will depend, in part, on its ability to successfully manage a growing sales force and implement management and operating systems which react efficiently and timely to short and long-term trends or changes in its business. There can be no assurance that the Company will be able to effectively manage any expansion of its business. See "Use of Proceeds" and "Management."

     CONTROL BY EXISTING MANAGEMENT. The Company's directors and officers will own, after this offering, approximately 57% of the Company's outstanding capital stock and will be able to control the Company's business and affairs, including electing directors, appointing officers and determining officers' compensation. See "Management;" "Principal Shareholders;" and "Description of Securities."

     LIMITATIONS OF LIABILITY. The Company's Articles of Incorporation provide, as permitted by Minnesota law, that a director of the Company shall not be personally liable to its shareholders for monetary damages for breach of his or her fiduciary duty of care as a director, with certain exceptions. In addition, the Company's bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Minnesota law. See "Description of Securities--Indemnification."

     MINNESOTA ANTI-TAKEOVER LAW. Certain provisions of the Minnesota Business Corporation Act restrict the voting rights of a shareholder who acquired the Company's shares in a "control share acquisition," and limit the Company's ability to engage in a "business combination" with an "interested shareholder." The effect of these provisions could be to impede or deter a bidder for the Company's shares. See "Description of Securities--Minnesota Anti-Takeover Law."

     ARBITRARY DETERMINATION OF OFFERING PRICE; NO PRIOR PUBLIC MARKET FOR SHARES; POSSIBLE VOLATILITY OF STOCK PRICE. The Price to Public of the Shares in this offering has been arbitrarily determined by negotiation between the Company and the Underwriter. Such offering price should not be considered an indication of the actual value of the Company, as it bears no relationship to the Company's assets, book value, earnings, net worth or other financial statement criteria of value. There is presently no market, private or public, for the Company's securities and there can be no assurance that a trading market will ever develop, or if developed, that it will be maintained. There can be no assurance that purchasers will be able to resell Shares at the offering price or at any price. Following this offering, the market price for the Common Stock may be highly volatile, and may therefore decrease significantly, depending on a number of factors including operating results and competitive forces, as well as market acceptance in the Company's market areas. The stock market generally has experienced extreme price and volume fluctuations that have particularly affected the market price of many companies for reasons unrelated to the operating performance of or announcements by the companies, and these broad market fluctuations and other general market conditions may adversely affect the market price of the Company's Common Stock, including the Shares offered hereby. See "Underwriting."

     POSSIBLE INABILITY TO MAINTAIN QUOTATION BY NASDAQ; POTENTIAL APPLICABILITY OF "PENNY STOCK RULES;" POSSIBLE IMPACT ON LIQUIDITY OF STOCK. The Common Stock has been approved for quotation on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") SmallCap Market. There can be no assurance that such approval will be maintained. To maintain its listing after its initial inclusion on Nasdaq, the Company must, in addition to other requirements, have total assets of at least $2 million, capital and surplus of at least $1 million, a minimum bid price of at least $1.00 and a market value for its publicly held shares of at least $200,000. If the Company fails to satisfy the Nasdaq requirements to maintain listing on Nasdaq in the future, the Common Stock will likely be quoted only in the local over-the-counter "pink sheets" and may also be reported on the Nasdaq OTC Bulletin Board. In the event of delisting of the Common Stock, the public trading market for the Common Stock could be adversely affected. If the Common Stock is subsequently delisted for failure to meet the Nasdaq maintenance requirements, the Common Stock would be subject to the rules promulgated under the Securities Exchange Act of 1934 relating to "penny stocks." These rules require brokers who sell securities subject to such rules to persons other than established customers and "institutional accredited investors" to complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning the risks of trading in the security. These rules may restrict the ability of brokers to sell the Common Stock and may affect the ability of purchasers in this offering to sell their Shares in the secondary market.

     EFFECT ON MARKET PRICE OF SHARES ELIGIBLE FOR FUTURE SALE. Sales of significant amounts of Common Stock in the public market or the perception that such sales will occur could adversely affect the market price of the Common Stock or the future ability of the Company to raise capital through an offering of its equity securities. Of the 3,608,750 shares of Common Stock to be outstanding upon completion of this offering, only the 1,100,000 shares offered hereby will be eligible for immediate sale in the public market without restriction with the exception of shares held by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act. The remaining 2,508,750 shares of Common Stock held by existing stockholders upon completion of this offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Of these shares, 2,058,750 are currently held by affiliates, 1,440,000 of which would be eligible for resale in the open market pursuant to Rules 144 and 701 under the Securities Act beginning 90 days after the date of this Prospectus. An additional 618,750 shares will become eligible for resale under Rule 144 on or prior to December 31, 1997 and an additional 450,000 shares will become eligible for resale under Rule 144 between January 1, 1998 and December 31, 1999. The 50,000 shares of Common Stock underlying warrants issued in conjunction with bridge financing will be eligible for sale under Rule 144 two years after exercise of the warrants. The 41,639 shares of Common Stock issued to the Underwriter in connection with a private placement and bridge financing arrangement will be eligible for sale under Rule 144 the earlier of: (i) two years after the exercise of the warrants, or (ii) two years after issuance of such warrant, if a cashless exercise is effected by the Underwriter pursuant to the terms of such warrant. The Company and certain of its stockholders (representing 2,058,750 of such restricted shares) have agreed that they will not sell, directly or indirectly, any Common Stock, without the prior written consent of the Underwriter, for a period of one year from the date of this Prospectus. In addition, certain stockholders and warrant holders have the right, subject to certain conditions, to participate in future Company registrations and to cause the Company to register certain shares of Common Stock owned by them upon exercise of currently outstanding options and warrants. See "Shares Eligible for Future Sale."

     LIMITED EXPERIENCE OF THE UNDERWRITER. The Underwriter commenced business in May 1994, and has completed only one public offering to date. The Underwriter's relative inexperience in conducting public offerings could have an adverse effect on the "due diligence" investigation of the Company which the Underwriter has conducted, although the Underwriter believes that such investigation has been thorough on its part. Moreover, although the Underwriter believes it has exercised care in establishing the Price to Public of the Shares offered hereby, the Underwriter's inexperience in establishing the price of the Shares in this offering, and possibly in acting as a market-maker after the effective date of this offering, could have an adverse effect on the market value of the Shares offered hereby following the completion of this offering. See "Underwriting."


                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Shares offered hereby are estimated to be $5,672,000, after deduction of the Underwriting discount, the Underwriter's nonaccountable expense allowance, and estimated expenses of this offering payable by the Company. This would increase to approximately $6,081,200 if the Underwriter's over-allotment option is exercised in full. There is no assurance that such over-allotment option will be exercised. The Company intends to use the net proceeds from this offering, assuming no exercise of the Underwriter's over-allotment option, in the following approximate amounts:

                                               APPROXIMATE        PERCENTAGE OF
                                                AMOUNT OF          APPROXIMATE
                                               NET PROCEEDS       NET PROCEEDS
Marketing and Product Support                   $1,310,000            23.1%
Inventory and Components                         1,160,000            20.5
Administrative and Professional Services           815,000            14.4
Research and Product Development                   580,000            10.2
Sales Promotional Activities                       450,000             7.9
Repayment of Notes Payable                         367,000             6.5
Production Management                              230,000             4.1
Capital Expenditures                               200,000             3.5
Contract Assembly                                  165,000             2.9
Product Registration and Calibration               135,000             2.4
Working Capital                                    260,000             4.5
---------------                                 ----------           -----

         TOTAL                                  $5,672,000           100.0%
                                                ==========           =====

     MARKETING AND PRODUCT SUPPORT. The Company plans to develop a marketing team which will require the hiring of approximately four additional individuals along with a technical product support staff consisting of three new people. The use of proceeds assumes all anticipated salaries and benefits related to such individuals, along with marketing and technical support expenses related thereto.

     INVENTORY AND COMPONENTS. The Company plans to purchase inventory component parts to be supplied to optics and assembly board subcontractors. This approach is anticipated so that the Company can maintain supply of components to meet anticipated increasing demand for its products and to retain control over the quality and consistency of the subcontracted products assembled.

     ADMINISTRATIVE AND PROFESSIONAL SERVICES. The Company plans to engage an experienced Controller and expand its support personnel in the areas of procurement, data processing, accounting, and other administration. In addition, because of the anticipated expanded activity level of the Company in the near term and increased reporting obligations related to securities law compliance, the Company intends to continue to utilize external professional legal and accounting consultants and advisors, and also intends to make use of professional services in the areas of investor and public relations.

     RESEARCH AND PRODUCT DEVELOPMENT. Due to anticipated demand for product enhancements, interfacing requirements, and options, along with the need for ongoing new product development, the Company plans to continue its research and development efforts and plans to hire two additional technical personnel to support these efforts.

     SALES PROMOTIONAL ACTIVITIES. The Company currently plans to implement a comprehensive sales program utilizing various forms of promotional activities including telemarketing, trade show attendance, and the development of media kits and other promotional literature for distribution.

     REPAYMENT OF NOTES PAYABLE. The Company intends to use a portion of the proceeds to repay amounts expected to be outstanding under its line of credit agreement with a bank of $250,000. This agreement bears interest at 1% above the prime rate of interest and expires in January 1998. In addition, the Company intends to use a portion of the proceeds to repay a $117,000 note to Richard T. Fiskum, the President, Chief Operating Officer, and a Director of the Company. This note (i) does not bear any interest, (ii) originated in connection with an August 1995 purchase of optics technology from Mr. Fiskum, and (iii) is collateralized by a $117,000 account receivable from Jasper. See "Certain Transactions."

     PRODUCTION MANAGEMENT. Due to anticipated increased product demands, the Company intends to add appropriate production and assembly management personnel.

     CAPITAL EXPENDITURES. The Company intends to purchase "pick and place" semi-automated assembly line components to meet additional prototype-pre-production testing requirements of new products during 1997 and 1998, as well as other general capital expenditures.

     CONTRACT ASSEMBLY. The Company plans to utilize existing optics and PCB assembly subcontractors to assemble its fifth generation populated PC board and optics reader.

     PRODUCT REGISTRATION AND CALIBRATION. The Company plans to increase personnel to perform program registration and optics calibration for Company products.

     WORKING CAPITAL. The remaining net proceeds from the offering will be used for general working capital purposes, including financing of accounts receivable, along with the payment of salaries and increased overhead expenses related to the anticipated expansion of the Company's operations.

     The foregoing represents the Company's best estimate of its allocation of the net proceeds of this offering, based upon the current state of its business operations, its current plans and current economic and industry conditions. These estimates are subject to change based upon material factors such as unanticipated levels and types of competition, adverse market trends and new business opportunities. Any material revisions in the allocation of proceeds will be made at the discretion of the Board of Directors. The Company believes the net proceeds from this offering will be sufficient to meet the Company's capital needs through approximately mid-1998. Pending the use of the proceeds of this offering, the company intends to invest the proceeds in short-term, high quality, interest-bearing instruments. If the Underwriter exercises the over-allotment option in full, the Company will realize additional net proceeds of $590,700. Such additional net proceeds will be added to the Company's working capital.


                                    DILUTION


     The net tangible book value of the Company as of September 30, 1996 was $118,176 or approximately $0.05 per share. "Net tangible book value" represents the amount of tangible assets less all liabilities. After giving effect to the sale of 1,100,000 shares of Common Stock included in this offering (assuming an offering price of $6.00 per share) and the application of the estimated net proceeds therefrom, the net tangible book value of the Company as of September 30, 1996 would have been $5,804,404, or $1.61 per share. This represents an immediate increase in net tangible book value of $1.56 per share to existing stockholders and an immediate dilution in net tangible book value of $4.39 per share to new investors of Common Stock in this offering, as illustrated by the following table:


Initial public offering price per share(1)                               $6.00
  Net tangible book value per share at September 30, 1996       $0.05
  Increase per share attributable to new investors               1.56
                                                                -----

  Pro forma net tangible book value after offering                        1.61
                                                                         -----
  Dilution to new investors                                              $4.39
                                                                         =====

-------------------------
(1) Before deducting estimated underwriting discounts and commissions and offering expenses payable by the Company.

     The following table sets forth the number of shares of Common Stock purchased from the Company through September 30, 1996, the total consideration paid and the average price per share paid by the existing stockholders and to be paid by the purchasers of shares in this offering:

                                                             TOTAL CASH
                              SHARES PURCHASED(1)        CONSIDERATION PAID        AVERAGE
                              --------------------       --------------------       PRICE
                              NUMBER       PERCENT       AMOUNT       PERCENT     PER SHARE
                              ------       -------       ------       -------     ---------

Existing Stockholders ....   2,508,750       69.5%     $1,175,004       15.1%       $0.48
New Investors ............   1,100,000       30.5       6,600,000       84.9        $6.00
  Total ..................   3,608,750      100.0%     $7,775,004      100.0%


--------------------
(1) Does not include (a) 50,000 shares of Common Stock which may be issued upon exercise of warrants issued to the investors in connection with bridge financing arrangements at an exercise price of $2.00 per share; (b) 41,639 shares of Common Stock which may be issued upon exercise of warrants issued to the Underwriter in connection with a private placement and bridge financing arrangements at an adjusted exercise price of $6.00 per share;
     (c) 375,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan, 173,000 shares of which are currently issued at a weighted average exercise price of $2.23 per share and none of which are exercisable within 60 days from the date hereof; and (d) up to 44,496 shares of Common Stock issuable upon exercise of warrants which may be issued to the Underwriter in connection with the sale of the Shares included in this offering.


                               DIVIDEND POLICY

     For the foreseeable future, the Company does not intend to pay any cash dividends. The Company presently expects to retain its earnings, if any, to finance the development and expansion of its business. The payment by the Company of cash dividends, if any, on its common stock in the future is subject to the discretion of the Board.


                                CAPITALIZATION

     The following table sets forth the actual shareholders' equity (deficit) at September 30, 1996 and pro forma capitalization of the Company at September 30, 1996, as adjusted to reflect the net proceeds from the sale of the Shares assuming a $6.00 per Share price. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                      SEPTEMBER 30, 1996
                                                                  ---------------------------
                                                                   ACTUAL        PRO FORMA(1)
                                                                  ----------     ------------
                                                                  (UNAUDITED)
Stockholders' equity (deficit):
  Common stock, $.01 par value: 20,000,000 shares
   authorized; 2,508,750 shares issued and outstanding
   (actual); and 3,608,750 shares issued and outstanding
   (pro forma); ................................................  $  25,088       $   36,088
  Additional contributed capital ...............................    775,005        6,436,005
  Deficit accumulated during the development stage .............   (663,175)        (663,175)
                                                                  ---------       ----------
     Total Stockholder's Equity and Capitalization .............  $ 136,918       $5,808,918
                                                                  =========       ==========

(1) Does not include (a) 50,000 shares of Common Stock which may be issued upon exercise of warrants issued to the investors in connection with bridge financing arrangements at an exercise price of $2.00 per share; (b) 41,639 shares of Common Stock which may be issued upon exercise of warrants issued to the Underwriter in connection with a private placement and bridge financing arrangements at an adjusted exercise price of $6.00 per share;
     (c) 375,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan, 173,000 shares of which are currently issued at a weighted average exercise price of $2.23 per share and none of which are exercisable within 60 days from the date hereof; and (d) up to 44,496 shares of Common Stock issuable upon exercise of warrants which may be issued to the Underwriter in connection with the sale of the Shares included in this offering.


                             SELECTED FINANCIAL DATA

The following selected financial data of the Company have been derived from its financial statements. The financial statements at December 31, 1994 and 1995 have been audited by Divine, Scherzer & Brody, Ltd. The data set forth below should be read in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                      JANUARY 7,                                     JANUARY 7,
                                                                      1993 (DATE                                     1993 (DATE
                                                                     OF INCEPTION)        NINE MONTHS ENDED         OF INCEPTION)
                                          YEARS ENDED DECEMBER 31       THROUGH             SEPTEMBER 30,              THROUGH
                                          -----------------------     DECEMBER 31,    -------------------------     SEPTEMBER 30,
                                            1994          1995            1995           1995           1996            1996
                                          --------      ---------    -------------    ----------     ----------     -------------
                                                                                      (UNAUDITED)    (UNAUDITED)     (UNAUDITED)
SELECTED STATEMENT OF OPERATIONS DATA
  Revenues ............................   $107,000      $229,070       $ 353,057       $ 153,374      $      --       $ 353,057
  Costs and other expenses.............
    Costs of Other Services ...........     33,154        28,799          61,953          28,799             --          61,953
    Selling, General and
     Administrative ...................     12,932        35,849          73,806          18,787        164,437         238,243
    Research and development ..........     72,199       250,808         345,565         228,583        326,051         671,616
                                          --------      --------       ---------       ---------      ---------       ---------
                                           118,285       315,456         481,324         276,169        490,488         971,812
                                          --------      --------       ---------       ---------      ---------       ---------
  Loss from Operations ................    (11,285)      (86,386)       (128,267)       (122,795)      (490,488)       (618,755)
  Interest Expense, Net ...............         --            --              --              --        (26,911)        (26,911)
                                          --------      --------       ---------       ---------      ---------       ---------
  Net Loss ............................   $(11,285)     $(86,386)      $(128,267)      $(122,795)     $(517,399)      $(645,666)
                                          ========      ========       =========       =========      =========       =========
  Loss Per Share ......................   $     --      $   (.03)      $    (.05)      $    (.05)     $    (.20)      $    (.24)
                                          ========      ========       =========       =========      =========       =========


                                       DECEMBER 31,
                                    ------------------        SEPTEMBER 30,
                                    1994          1995            1996
                                    ----          ----        -------------
                                                               (UNAUDITED)
SELECTED BALANCE SHEET DATA
  Working capital (deficit) ....  $(5,628)     $(133,836)       $ 90,369
  Total assets .................    6,598         24,139         325,577
  Stockholders' equity
   (deficit) ...................   (5,628)      (125,188)        136,918


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION CONTAINS FORWARD LOOKING STATEMENTS. FUTURE OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS NOT WITHIN THE CONTROL OF THE COMPANY. THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE COMPANY'S FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THE PROSPECTUS, THE RISK FACTORS SECTION OF THIS PROSPECTUS, AND THE OTHER INFORMATION CONTAINED IN THE PROSPECTUS.

OVERVIEW

     The Company was incorporated in 1993 to develop real-time, stand-alone systems capable of identifying individuals through automated fingerprint analysis for use in controlling access to resources, information and facilities. From inception through most of 1996 the Company's development efforts, which by agreement were to be funded by Jasper Consulting, Inc. ("Jasper"), were principally focused on the development of its fingerprint identification and analysis products. In the second half of 1996, the Company shifted its principal focus from development to marketing and sales of its products. However, there have been no commercial product sales to date and the Company's revenues to date have been derived exclusively through its development arrangement with Jasper or from other services provided to Jasper.

     The Company's more significant current product offerings incorporate FIDS Technology, a technology developed by the Company for Jasper, with other technologies developed by the Company. The Company has a world-wide license agreement with Jasper for use of the FIDS Technology in all access control markets. Jasper has the right to exploit FIDS technology in all other markets including specifically financial services, law enforcement, national identification systems, and personal identification systems for government and medical applications. If the Company fails to perform its obligations under the license agreement with Jasper, it could lose a critical portion of the technology necessary for the manufacture of its products. While the Company believes it may be able to utilize other currently available software to classify and match the fingerprint or may be required to develop such software with its own internal resources, there can be no assurance that such other software will be available to the Company on favorable terms, if at all, that the Company will have the technical ability to develop its own software, or that such software will ultimately serve as an adequate substitute for the Company's products. See "Business--Company History" and "--Technology License."

     The Company also has completed development of a Set Top Box, which provides for basic personal computer functions and Internet access via a wireless keyboard and a conventional television set. However, the Company does not believe that the promotion and marketing of the Set Top Box is within its focus and, accordingly, conveyed the technology in exchange for a 50% ownership interest in the initial equity of Inter-Con/PC, Inc. ("Inter-Con") a development stage Company. See "Business--Set Top Box Technology."


     The Company's focus in the near term is to market its products primarily in the following application areas: controlled access to appliances, information, resources, computers, computer networks, as well as apartments, offices and other facilities. The Company anticipates adding approximately 14 employees through 1998. The Company anticipates ongoing research and development expenses during 1997 at a level greater than that experienced for the nine months ended September 30, 1996. The Company anticipates accounts receivable and inventory levels, and selling, general and administrative expenses will increase significantly in connection with its transition to marketing and selling its products.


     The Company is considered a development stage enterprise for accounting purposes. Results achieved to date are not indicative of future results primarily because the Company has shifted its focus from the development of its products to the marketing and selling of its products. The Company may continue to sustain operating losses for the foreseeable future. Management believes existing cash reserves and availability under its line of credit agreement with a bank will not be adequate to last beyond early 1997. The Company believes that if the Shares offered hereby are sold at the $6.00 offering price, the proceeds from this offering will be sufficient to fund operations through approximately mid-1998. See "Use of Proceeds" for discussion of anticipated use of proceeds related to this offering. There can be no assurance this offering will be successful.

     By agreement, Jasper is obligated to pay a royalty to the Company for sales of certain products and the Company has the exclusive right to manufacture products sold by Jasper, subject to a predetermined pricing structure. However, the Company is not relying on these potential sources of revenue or its interest in Inter-Con previously described to significantly impact its results of operations.

DEVELOPMENT STAGE RESULTS OF OPERATIONS

     Revenues of $353,057 from inception (January 7, 1993) through September 30, 1996 were from reimbursement of development costs and other services provided to Jasper. Jasper agreed to fund development of SACMan(tm) and related products through April 1996. As more fully discussed in the Company's notes to financial statements for the years ended December 31, 1994 and 1995, the Company has recognized revenue from Jasper on the cash method, as collectibility of amounts billed is not assured.

     As of September 30, 1996, there were $407,000 of billings outstanding from Jasper which have not yet been recognized for financial reporting purposes. Jasper has agreed to allow the Company to offset future product royalties due to Jasper, if any, against these unrecognized receivables. In addition, the Company may also charge an additional $800 for each product manufactured by the Company for Jasper in order to accelerate payment of the outstanding balance. The Company has sold no products which would require payment of royalties to Jasper. The Company has no orders to manufacture products on behalf of Jasper. No assurance can be given that future sales subject to payment of royalty to Jasper or orders to manufacture products on behalf of Jasper will occur in amounts sufficient to offset the uncollected billings above, if at all.

NINE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996:

     Revenues were $153,374 during the nine months ended September 30, 1995 as compared to no revenues recognized during the same period in 1996. The decline is attributable to the timing of collection of fees received under its development arrangement with Jasper. There were $117,000 and $290,000 of billings to Jasper during the nine months ended September 30, 1995 and 1996, respectively, which remain outstanding and which have not yet been recognized for financial reporting purposes as of such dates.


     Selling, general and administrative expense increased $145,650 to $164,437 during the nine months ended September 30, 1996, as compared to $18,787 for the same period in 1995. Approximately one-third of the increase is due to additional salaries and wages for marketing and administrative personnel and approximately one-third is due to the development of certain promotional materials and increased attendance at trade shows. The remainder of the increase is due to various increases, including increased professional fees.


     Research and development expense increased $97,468 to $326,051 during the nine months ended September 30, 1996 as compared to $228,583 for 1995. The increase is attributable to increased development activity to commercialize certain of its products.

     No interest expense was incurred for the nine months ended September 30, 1995 and interest expense was $30,591 during the same period in 1996. The increase was attributable to borrowings under the Company's line of credit agreement with a bank and borrowings under convertible bridge notes issued during 1996, which were subsequently converted to common stock.

YEAR ENDED DECEMBER 31, 1994 AS COMPARED TO YEAR ENDED DECEMBER 31, 1995:

     Revenues increased $122,070 to $229,070 during 1995 as compared to $107,000 for 1994. The increase is attributable to fees collected from increased development activity of the Company's products under its development arrangement with Jasper. There were $15,421 and $117,000 of billings to Jasper during 1994 and 1995, respectively, which remain outstanding and which have not yet been recognized for financial statement purposes as of such dates.

     Research and development expense increased $178,609 to $250,808 during 1995 as compared to $72,199 for 1994. The increase is attributable to increased development activity to commercialize certain of its products.

LIQUIDITY AND CAPITAL RESOURCES


     Total cash used in operating activities from inception (January 7, 1993) through September 30, 1996 was $718,566 and is principally due to operating losses. Working capital increased $224,205 during the nine months ended September 30, 1996 to $90,369, as compared to a deficit of $133,836 as of December 31, 1995. This increase is primarily attributable to a $168,079 increase in cash resulting from cash received from sales of common stock discussed below, offset by operating losses during the nine months ended September 30, 1996. Additionally, during this same period (January 1, 1996 through September 30, 1996), inventories increased $75,931 to $81,544, prepaid expenses increased $19,527 to $24,184, notes payable decreased $25,000 to $117,000 and accounts payable increased $56,988 to $63,292. The inventory and accounts payable increases are attributable to the Company purchasing component parts for its SACMan and related products for future production. The increase in prepaid expenses is due to payments made in advance for upcoming trade shows. The decrease in notes payable relates to the repayment of a 9%, unsecured, $25,000 note to a shareholder that originated during December 1995.

     During the nine months ended September 30, 1996, equipment and furniture and fixtures increased $16,509 to $22,924 and other assets increased $21,392 to $23,625. The increase in equipment and furniture and fixtures was principally due to purchase of computer equipment related to the addition of new employees. This increase in other assets was principally due to costs associated with the Company's initial public offering.

     The Company's capital requirements have been principally met through the issuance of 2,508,750 shares (after effect of a nine-for-two stock split during April 1996) of common stock for gross proceeds of $1,201,844 (includes issuance of $200,000 of convertible bridge notes during 1996 subsequently converted into common stock), net of a reacquisition of all of the Company's common stock held by Jasper during August and December 1995 for total cash consideration of $138,000 plus non-cash consideration of $170,174.

     The Company has a $250,000 revolving credit agreement with a bank. Interest is at 1% above the prime rate of interest. The agreement is collateralized by substantially all assets of the Company and guaranteed by three stockholders. The agreement expires in January, 1998. Additionally, the Company has a $117,000 unsecured, non-interest bearing demand note payable to a stockholder which originated in connection with the purchase of certain optics technology from this stockholder during August 1995.


     In connection with the Company's contribution of the "Set Top Box" technology to Inter-Con in November 1996, the Company agreed to complete development of certain "Set Top Box" related products at an estimated future cost to the Company of approximately $30,000. The Company has also entered into a technical support agreement with Inter-Con for which the Company will provide technical support to Inter-Con for a fee of up to $20,000 per month. See "Business--Set Top Box Technology."

     During July 1996 the Company issued stock options to employees and consultants to purchase an aggregate of 173,000 shares of common stock at weighted average exercise prices of $2.23 per share. Also, during July and August 1996, in connection with a private offering of common stock and issuance of convertible bridge notes (which were subsequently converted to common stock), warrants to purchase 91,639 shares of common stock at adjusted weighted average exercise prices of $3.82 per share were issued.

RECENTLY ISSUED ACCOUNTING STANDARD

     The Company accounts for stock options and other equity instruments in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." Effective in fiscal 1996, the Company will account for stock options in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation." SFAS No. 123 establishes accounting standards for organizations that have stock based employee compensation plans. Generally, the statement defines a fair value based method of accounting for these plans which requires the measurement of compensation costs at the grant date and recognition of such costs over the service period, which is usually the vesting period. The Company will continue to value its options under APB Opinion No. 25 and will comply with the disclosure requirements of SFAS No. 123.


                                   BUSINESS

GENERAL

     Incorporated in 1993, SAC Technologies, Inc. (the "Company") develops and distributes fingerprint identification products for use in general commercial and consumer market applications. It has been generally recognized since the late nineteenth century that fingerprint patterns are unique to each individual. However, manual fingerprint analysis is time-consuming, tedious, and potentially unreliable. The Company's goal has been to develop automated fingerprint identification products which are portable, easily integrated with existing applications, and affordable for mass commercialization.


     The Company's underlying technology consists of (i) optic technology which captures the image of a fingerprint ("Optic Technology"); (ii) hardware and software which translates and standardizes the image of the fingerprint for computer analysis ("Biometric Solution"); (iii) a license to certain software which classifies the fingerprint and matches it to an existing database ("FIDS Technology"); and (iv) SAC_App, an application generator development package which facilitates integration of the Company's products for vertical market applications. Utilizing these technologies, the Company has continued the development of its initial automated fingerprint identification products. Its initial product, SACMan(tm), is principally targeted to control access to information resources such that only individuals comprising an approved fingerprint database are allowed access to computers, computer networks, and/or specific applications. SACMan(tm) is the fifth generation of product based on the Company's technologies, each generation of which has undergone both internal and field testing by the Company. In addition, the technology has undergone testing through Jasper Consulting, Inc. ("Jasper") and evaluation by several of Jasper's prospective customers. The Company's SAC_Remote product, currently scheduled for release in early 1997, is designed principally for use in restricting door entry access to a specific set of individuals.

     The Company's more significant anticipated product offerings incorporate FIDS Technology, a technology developed by the Company for Jasper Consulting, Inc. ("Jasper"), with other technologies developed by the Company. The Company has a world-wide license agreement with Jasper for use of the FIDS Technology in all access control markets. Jasper has the right to exploit FIDS technology in all other markets including specifically financial services, law enforcement, national identification systems, and personal identification systems for government and medical applications, which market rights belong to Jasper. The Company believes it has, to date, performed all of its material obligations under its license agreement with Jasper. These obligations include product research and development, payment and reporting of royalties, and payment of specified amounts upon a transfer of the technology, as well as certain indemnification and confidentiality obligations. Were the Company to fail to perform these obligations, it could lose a critical portion of the technology necessary for the production of its products. While the Company believes it may be able to utilize other currently available software to classify and match a fingerprint or may be able to develop such software with its own internal resources, there can be no assurance that such other software will be available to the Company on favorable terms, if at all, that the Company will have the technical ability to develop such software on its own, or that such software will ultimately serve as an adequate substitute for the FIDS technology in the Company's products. See "Business--Technology License."



     Assembly of the Company's products utilizes components, equipment, and processes generally available from outside electronics firms. To date, the Company has purchased all electronic parts, optics parts, circuit boards, and cases from outside vendors and has performed the final assembly, calibration, testing, and serialization of its products. Products have also been assembled by two outside vendors located in Minnesota. In order to meet anticipated pre-production product demand, the Company has also acquired a semi-automated assembly line. The Company has identified several regional manufacturers which it believes have the ability to perform assembly of its products, as appropriate, to meet production and assembly requirements beyond this pre-production stage.


     As indicated above, the Company's technology also has potential application in both the law enforcement and financial credit transaction markets, which belong to Jasper by agreement, subject to the payment of a royalty to the Company. Law enforcement application users could use the Company's products to compare a live scan or latent fingerprint to an on-line database of fingerprints. In financial credit transaction applications, a live scan would be compared to either an on-line database or to a fingerprint stored on a card (magnetic stripe or smart card) for real-time verification of the consumer and concurrent approval or disapproval of the transaction.

COMPANY HISTORY

     In 1992 Jasper engaged North Country Business Products, an office supply company located in Bemidji, Minnesota, in discussions about the possibility of developing an automated fingerprint identification device. North Country Business Products began a search for someone who could engineer and develop such a product. Barry M. Wendt, the Company's CEO, was contacted and determined that the automation of such a process was within his abilities. Consequently, in 1993, a new company, BBG Engineering, Inc. ("BBG") was formed by Jasper and Mr. Wendt, along with Benedict A. Wittig and Gary E. Wendt for the purpose of developing an automated fingerprint identification systems (BBG subsequently changed its name to SAC Technologies, Inc.). Jasper agreed, in consideration of an assignment of the patent rights to the FIDS technology, to fund the development of a fingerprint identification system.

     By mid-summer of 1993, BBG completed the development of the initial concepts for electronic analysis of fingerprints. Pursuant to the Company's agreement with Jasper, initial patent applications were filed by Jasper in the fall of 1993. Also, in the fall of 1993 the Company acquired the Optic Technology from Richard Fiskum to be used in conjunction with and as an integral part of the fingerprint analysis system. Subsequently, the Company redeemed all of the shares of the Company owned by Jasper. It was also at this time that the Company finalized the original intention of its underlying understandings with Jasper with respect to a licensing agreement (the "Jasper Agreement"). From inception through most of 1996 the Company's development efforts, which by agreement were to be funded by Jasper, were principally focused on the development of its fingerprint identification and analysis products. See "Business--Technology License," and "Certain Transactions."

TECHNOLOGY LICENSE

     The Company's technology consists of knowledge and information relating to computer hardware and software which is used to create an automated process of imaging a fingerprint, formatting the fingerprint for computer analysis, and identifying and verifying the print relative to an existing database of fingerprint information. The Optic Technology and the Company's Biometric Solution are owned by the Company, subject to an exclusive worldwide license which has been granted to Jasper to use and sell products in certain markets. The FIDS Technology used for fingerprint analysis is owned by Jasper, subject to an exclusive worldwide license which has been granted to the Company to make products for all markets and to use and sell products in certain markets.

     For products utilizing FIDS Technology the Jasper Agreement provides that the Company will be paid a royalty of $30.00 for each product sold by Jasper, that Jasper will be paid a royalty of $30.50 for each product sold by the Company, and that all of Jasper's product requirements may be made by the Company at a gross margin of twenty percent, pursuant to the provisions of a separate OEM agreement between Jasper and the Company. The Jasper Agreement exclusively reserves to the Company the access control market and applications including, but not limited to, the control of access to buildings, apartments, offices and other facilities, appliances, information, resources, computers, and computer networks. The Jasper Agreement exclusively reserves to Jasper all other market areas including, but not limited to, credit card clearing, check clearing and other such financial applications, law enforcement, national identification systems, immigration control, automobiles, medical patient identification systems, and personnel identification systems for federal and state government applications.

     Pursuant to the Jasper Agreement, either Jasper or the Company may transfer or license its rights to FIDS Technology, with the consent of the other party. Any consideration received with respect to a transfer of FIDS Technology within Jasper's field of use, will be divided as follows: (i) 10% to Jasper for purposes of funding any legal fees and costs incurred with respect to the transfer or claims; (ii) 10% to the Company for purposes of funding ongoing research and development expenses with respect to the FIDS Technology, Optic Technology, or Biometric Solution; (iii) 48% to Jasper without restriction; and
(iv) 32% to the Company without restriction. Any consideration received with respect to a transfer of FIDS Technology within the Company's field of use, will be divided as follows: (i) 10% to Jasper for purposes of funding any legal fees and costs incurred with respect to the transfer or claims; (ii) 10% to the Company for purposes of funding ongoing research and development expenses with respect to the FIDS Technology, Optic Technology, or Biometric Solution; (iii) 48% to the Company without restriction; and (iv) 32% to Jasper without restriction.

PRODUCTS

     The Company's current plan is to develop and market several products which address industry-specific security applications. The Company also plans to develop some limited manufacturing and product assembly capability and to contract for outside manufacturing and assembly of its products, as needed. The products are intended to provide controlled access to information, resources, and facilities. The company's SACMan(tm) and SAC_App products have undergone extensive internal and external testing and are believed to be ready for commercial scale production, sale and use. The Company has not yet completed final development or commenced testing of its SAC_Remote and SAC_Encrypt products; however, the initial hardware design of these products has been completed. These products are intended for use with software based upon the software used in the SACMan(tm). It is anticipated that development and testing of the SAC_Remote and SAC_Encrypt products will be completed in early to mid 1997, at which time the product is expected to be made available for commercial release. Although the Company does not expect to derive any significant short-term revenue from the markets serviced by Jasper, the Company also plans to package its products for sale by Jasper to the consumer credit verification and validation, law enforcement applications, and national identification systems markets.


     The Company's products use a camera to take a visual image of an approximately one-half inch by one-half inch area of a fingerprint. The image is produced at an effective resolution of approximately 1000 dots per inch (DPI). The products then make several passes on the image to optimize and clarify it. Subsequently the products identify distinguishing characteristics of a fingerprint; these characteristics include ridges, valleys, loops, double loops, spirals, ovals/circles, bifurcations, rods, arches, deltas, and core locations. These distinguishing characteristics are mapped by the Company's technology such that the product can verify whether the characteristics match those of a known fingerprint. The technology is designed to perform, in a consistent and efficient manner, one to one (1:1) verification to detect and match the fingerprint information to known information about a particular fingerprint.


PRINCIPAL PRODUCTS

     Each SACMan(tm) unit scans and analyzes a fingerprint in approximately three seconds and generates an identification code which can be used to identify the owner of the print from an online database located on an attached personal computer. The SACMan(tm) can verify the identity of a computer user desiring access and allow or stop the user from accessing a computer, computer network, or specific application. SACMan(tm) incorporates most functions of existing logic cards into a peripheral system believed by the Company to be both simple and able to be priced for broad consumer use. The Company currently plans to make this product available in desk-top and wall-mount enclosures created for cost-effective uses in existing mass marketplaces.

     The Company hopes to complete development in the near term of its SAC_Remote product, currently scheduled for release in early 1997. SAC_Remote is designed to restrict door access through fingerprint identification by incorporating local processing capability to the basic unit to allow for analysis and database comparison without the necessity of an attached personal computer. These units will include a communication port for complex facility access control configurations, such as hotels, apartment buildings, and office complexes which have many access points and a continually changing database of users.

OTHER PRODUCTS

     The Company has also developed its SAC_App application database development software which can be used to enter, sort, structure, manipulate, and manage a database of fingerprint models. The product has been designed to facilitate the rapid integration of the Company's technology into a wide variety of markets and to provide for simple application definition through a menu selection process.

     Finally, the SAC_Encrypt computer data security system, scheduled for release in early to mid 1997, will provide for the encryption/de-encryption of local applications programs by controlling all access to data files and networks according to a user's unique fingerprint key, thereby controlling all data movement and peripherals (e.g. disk drives, network cards and printers) within a computer system.

INTELLECTUAL PROPERTY PROTECTION

     While the Company has filed a patent application relating to both the Optic Technology and Biometric Solution components of its technology, no patents have yet been issued or indicated as allowable. In addition, although Jasper has filed certain patent applications with the United States Patent & Trademark Office with respect to FIDS Technology, no patent has yet issued and, accordingly, none of the technologies described herein are currently patented by the Company. Part of the Company's technology consists of software or hardware implementations of software ("firmware"). The Company intends to take measures to ensure copyright protection for its software and firmware releases prior to distribution. Also, the firmware/software is serialized to ensure that only matched sets will function together. This provides both a mechanism to combat cloning of the Company's products and a method for standardizing products. The Company believes it has developed common law trademark rights in the term SACMan(tm) but has not filed a state or federal trademark application. The Company does not claim any additional trademarks.

MARKET

     The Company believes that its products will have a broad range of possible applications relating to high technology security solutions. The potential applications for secure access control include the following:

     i. General access control--Every doorway presently utilizing any form of controlled access represents a possible sale opportunity for the Company. Secure access control was estimated by Security Management Magazine (January, 1996) to be a $1 billion market in the United States during 1994.

     ii. Information resource and network access control--Every existing computer network and stand-alone computer system represents an opportunity for use of the Company's technology, which could provide a cost effective method for securing information resources.

     In addition, the Company may derive revenue from the efforts of Jasper in those longer-term, markets reserved for Jasper under the Jasper Agreement. For example, credit card companies currently have approximately 39 million participating merchants, each of whom could benefit from units at retail check out counters for verification of credit card users' identities. However, the Company is not relying on these potential sources of revenue to significantly impact its results of operations.

MARKETING AND SALES

     The Company currently plans to market its products through various distributors, original equipment manufacturers ("OEMS"), dealers, value added resellers, as well as directly to end users. Marketing plans include direct mailing, telemarketing, trade show presentations, advertising in trade publications, and catalog sales. The Company plans to develop an effective strategy for identifying the major purchasing entities in each of its target markets and determining the appropriate medium for reaching such entities.


     The Company has developed marketing literature for its SACMan product and has displayed its SACMan product at the American Society for Industrial Security
(ASIS) conference in September 1996 and at COMDEX (an annual computer products convention) in November 1996. The Company has also displayed its product at the Internet Firewalls Conference in October 1996 and plans to participate in the Consumer Electronic Show (CES) in January 1997. While these efforts have not yet produced any actual sales of its products, the Company believes they have generated significant interest from prospective dealers for its products and the Company has continued to maintain an extensive inquiry list of interested parties.



     A majority of the Company's sales are expected to be made through qualified volume resellers, consisting primarily of distributors, OEMS, and system integrators. Sales to end users are likely to be made through existing retail electronics distribution channels so that the Company can attempt to optimally allocate its technical support resources to volume users. The Company plans to develop a marketing team which will require the hiring of approximately four additional individuals along with a technical product support staff consisting of three new people. The team is to be developed early in the product cycle to provide for active involvement in all the development and marketing of a particular product including market research, product definition, user documentation, and subsequent support and evaluation.


COMPETITION

     In addition to existing commonplace methods of restricting access to facilities such as pass cards, personal identification numbers, password access, and locks and keys, there are numerous companies involved in the development, manufacture, and marketing of fingerprint biometric products to government, law enforcement, prison, and consumer markets. Some of these companies include Computer Research Labs, Digital Biometrics, Inc., Printrak International, Identicator, Identix, Fingermatrix, Inc., Mytec Technologies, Inc., The National Registry, Sandia Labs, Fujitsu, Biometric Identification, Inc., and Ultrascan, Inc. Many of these competitors have substantially greater resources and experience in developing and marketing biometric products.

     There are currently two types of biometric products on the market, verification and identification. In verification, the user supplies a personal identification number or password coupled with some form of biometric characteristic which is then verified against the user's "Model-Template." In identification, the user supplies a biometric characteristic only which is then verified against an on-line database to determine the users's identity. Identification products can eliminate ALIAS's (multiple IDs for one user) and as such are much more difficult to develop. The Company's believes its products are true identity products which are designed to be used in real time operation.

     Most current automated fingerprint product offerings are primarily targeted to government and law enforcement applications at a price level higher than that anticipated for SACMan(tm). In part, this may be attributable to the fact that several of its competitors are integrating other manufacturers' hardware and/or software and, as such, may be forced to bear higher component costs and technology licensing fees, as well as greater selling expenses. Of the companies specifically targeting consumer application markets, many are projecting product availability during 1997 or 1998. While the Company has yet to manufacture, market, or sell any of its products on a commercial basis, based on field testing, available pricing information of product components, and its current sales price, the Company believes its products are reliable and will be affordable in its targeted markets.

     With current non-biometric technologies the user must typically posses a key, card, or bit of information such as an personal identification number or password. These systems are easily defeated by obtaining possession of the key, card, or password, or by counterfeiting the key or card. The Company's products will also be competing for market share with other biometric technologies including hand geometry, facial recognition, iris scanning, retinal scanning, signature verification, and voice analysis, as well as existing lock/security/card technology. Some of the perceived disadvantages of these technologies are as follows:

     * Hand geometry devices are subject to physical changes which makes them less than ideal for large database sizes, where identification versus verification is required. The devices are also typically large and, therefore, difficult to integrate into many applications.

     * Facial recognition technology can be fooled by photographs and is typically cost prohibitive, thereby limiting its application in mass-market applications.

     * Iris scanning has remained costly, subject to user motion, and requires large "Model Template" sizes for data storage.

     * Retinal scanning has also remained expensive and is subject to user health concerns over laser scanning of the retina.

     * Signature verification is subject to user physical changes over time and is susceptible to forgery.

     * Voice analysis is subject to user physical changes and can be forged through the use of devices capable of recording and altering individual voices.

SET TOP BOX TECHNOLOGY

     The Company also has developed a computer technology which consists of a small box which can be placed on top of a television set (the "Set Top Box") which performs basic personal computer functions, including word processor, spreadsheet, and database functions, as well as Internet access. With simple connections to a phone line for communications and a television for display purposes, the Set Top Box provides for low-cost home computing. The user communicates with the unit via an infra-red keyboard and track-ball mouse.

     The Company does not believe that the promotion and marketing of the Set Top Box is within its primary focus and, accordingly, conveyed the technology to another company, Inter-Con/PC, Inc. ("Inter-Con") in exchange for fifty percent (50%) of the initial equity of Inter-Con. The Company also negotiated a short-term royalty of two percent (2%) of net revenues from Inter-Con. The royalty obligation of Inter-Con will terminate on the earlier of November 1, 2002, or the completion by Inter-Con of a public offering of its common stock. It is not currently anticipated that any member of the Company's board of directors or executive officer of the Company will be a member of the board of directors or an executive officer of Inter-Con. The Company does, however, pursuant to a shareholder control agreement, have a short-term right to elect two members to a five-person board of directors of Inter-Con.

     The Company has also executed a technical support agreement with Inter-Con wherein the Company agrees to advise and consult for three years with the technical staff of Inter-Con in exchange for payment of technical support fees. Because Inter-Con is a development stage company, faces significant competition in its market, and has yet to raise the capital required to execute its business plan, or even to pay the aforesaid technical support fees to the Company, the Company is not expecting that its partial ownership of Inter-Con, or its contractual relationships with Inter-Con, will result in any major benefit to the Company, and the success of the Company is not viewed as a function of the success of Inter-Con.

EMPLOYEES


     The Company currently employs ten individuals on a full-time basis. Five are primarily involved in research, development, and technical support, two are principally involved in research, development, and administrative matters, two are principally involved in administrative and finance matters, and one is principally involved in sales and marketing efforts. The Company also employs a part-time employee who is principally involved in administrative and finance matters.


LEGAL PROCEEDINGS

     The Company is not a party to any material litigation and is not aware of any threatened litigation that would have a material adverse effect on its business.

PROPERTY

The Company leases approximately 2,000 square feet of space at 4444 West 76th Street, Suite 600, Edina, Minnesota 55435. The Company plans to use this space for ongoing research and development. The lease is a three-year lease terminating on August 31, 1998. During the term of the lease, the monthly rental increases from $1,792 to $1,875. The Company also leases approximately 1,200 square feet of space at 4620 South Valley View Road, Suite A1, Las Vegas, Nevada 89103. The Company currently plans to use this space for marketing and showroom facilities. The lease is a one-year lease terminating on May 31, 1997, with a monthly rent of approximately $1,200. In addition, the Company leases an apartment in Minnesota, for use by the Company's officers, directors, and sales staff as needed. The Company plans to locate additional facilities for both marketing and manufacturing efforts.


                                  MANAGEMENT

Certain information about the Company's executive management and members of the Board of Directors is presented in the table below.


               DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

                                                                                  DIRECTOR
NAME                     AGE                       POSITION                        SINCE
----                     ---                       --------                        -----
Barry M. Wendt(1)        49    Chief Executive Officer, Chairman of the Board       1993
Richard T. Fiskum(1)     46    President, Chief Operating Officer, Director         1995
Gary E. Wendt(1)         55    Chief Financial Officer, Director                    1993
Benedict A. Wittig(1)    54    Secretary, Director                                  1993

----------------------
(1) Member of the Committee for the 1996 Stock Option Plan

     BARRY M. WENDT, Chief Executive Officer and Chairman of the Board since inception of the Company, manages engineering and marketing. From 1993 to 1994 Mr. Wendt also acted as the part-time and temporary Chief Executive Officer of Esprit Technologies, Inc., a computer manufacturer which produced high speed PCs marketed primarily to government and industry in the midwest. From 1988 to 1995 Mr. Wendt worked for (and was the CEO from 1992 to 1995 of) The Technology Congress, Ltd., a service bureau which supported primarily Fortune 500 companies in CAD/CAM/CAE laser plotting, scanning, and electrical testing with emphasis on photo-tooling for the fabrication industry. The Technology Congress, Ltd. filed for protection under Chapter 11 of the United States Bankruptcy Code in August, 1994 and was ultimately liquidated under Chapter 7 of the Bankruptcy Code in July, 1995. From 1985 to 1988 Mr. Wendt was the President and owner of BMW Research, a sole proprietorship specializing in the independent research and development of contract design of electronic products. Mr. Wendt was President of Custom Computer Systems, Inc., a company specializing in the design, manufacture, and sale of small business computer systems. Mr. Wendt received a Bachelor of Science degree in Electronic Engineering from Florida International University, a diploma in RF and Consumer Electronic systems from the De Vry Institute of Technology, and an Associate of Science in Electronic Engineering from Gulf Coast Community College. Mr. Wendt is the brother of Gary E. Wendt, Chief Financial Officer and a Director of the Company.

     RICHARD T. FISKUM, President, Chief Operating Officer, and a Director since August, 1995, manages and has an active role in the development of imaging systems and oversees and directs all manufacturing operations. From 1980 to 1996, Mr. Fiskum was Chief Executive Officer of Industrial Research and Development, Inc., an enterprise wholly owned by Mr. Fiskum specializing in prototype to production process development and manufacturing of precision glass, ceramic, and plastic components and assemblies for industrial and medical applications. From 1975 to 1980 he was a Vice President of Litchfield Precision Components, Inc., a manufacturer of chemically milled glass and metal components. Mr. Fiskum attended Moorhead State University where he studied physics, chemistry, mathematics, and computer science.

     GARY E. WENDT, Chief Financial Officer and a Director of the Company since inception, prepares the Company's financial reports and administers accounting operations. From 1993 to 1994 Mr. Wendt was Treasurer and Chief Financial Officer of Esprit Technologies, Inc., a computer manufacturer which produced high speed PCs and marketed primarily to government and industry in the midwest. From 1988 to 1995 he was Secretary-Treasurer and Chief Financial Officer of The Technology Congress, Ltd. The Technology Congress, Ltd. filed for protection under Chapter 11 of the United States Bankruptcy Code in August, 1994, and was ultimately liquidated under Chapter 7 of the Bankruptcy Code in July, 1995. From 1979-1985 Mr. Wendt was a systems analyst for Custom Computer Systems, Inc. Mr. Wendt attended Metropolitan State University, North Hennepin Community College, and the Academy of Accountancy where he was certified in public accounting. Mr. Wendt is not a Certified Public Accountant. Mr. Wendt is the brother of Barry M. Wendt, Chief Executive Officer and Chairman of the Board of the Company.

     BENEDICT A. WITTIG, Director of Systems Software, Secretary and a member of the Company's Board of Directors since inception, manages all software projects and is actively involved in software development. From 1993 to 1994 Mr. Wittig was a Systems Software Manager for Esprit Technologies, Inc., a computer manufacturer which produced high speed PCs and marketed primarily to government and industry in the midwest. From 1983 to 1993, Mr. Wittig was an independent software developer specializing in software systems for processor controlled hardware. Prior to 1983, he worked as Staff Systems Programmer for Northern Telecom, Inc. and as Diagnostic Programmer for Control Data Corporation. Mr. Wittig received both a Master of Science in Electronic Engineering and a Bachelor of Science in Electronic Engineering from the University of Missouri.

     All of the foregoing individuals have executed employment agreements and noncompetition letters containing nondisclosure obligations and, except as prohibited by law, the obligation to assign to the Company all ideas and inventions which relate indirectly or directly to the Company's business.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has a Committee for administration of its 1996 Stock Option Plan (the "Plan"), composed of all four of the current officers and directors which
(i) administers the Plan; (ii) determines the purchase price of the common stock covered by each option; (iii) determines the persons to whom and the time or times at which options or stock awards shall be granted pursuant to the Plan;
(iv) determines the number of shares subject to each option or stock award granted under the Plan; and (v) authorizes and directs the issuance of the common shares upon stock awards and the exercise of options granted pursuant to the Plan. See "Management--1996 Stock Option Plan."

EXECUTIVE COMPENSATION

     The following table provides certain summary information for the past three years ended December 31, 1994, 1995, and 1996, concerning executive compensation paid or accrued by the Company to the Company's Chief Executive Officer. Other than as listed below, no executive officers salary and bonus compensation for 1995 exceeded $100,000.


                           SUMMARY COMPENSATION TABLE

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                              ANNUAL COMPENSATION         COMPENSATION AWARDS
                                          ----------------------------    -------------------
                               FISCAL                                         SECURITIES
NAME AND PRINCIPAL POSITION     YEAR      SALARY    BONUS     OTHER(1)    UNDERLYING OPTIONS
---------------------------    ------     ------    -----     --------    ------------------
Barry M. Wendt ..............   1996     $97,672     $--       $7,614            None
 (Chief Executive Officer)      1995      40,584      --        1,621            None
                                1994      17,533      --           --            None

---------------------

(1)  Includes group health insurance premiums and a vehicle allowance.

     Additional columns required by Securities and Exchange Commission rules to be included in the foregoing table, and certain additional tables required by such rules, have been omitted because no compensation required to be disclosed therein was paid or awarded to the Named Executive Officers.

EMPLOYMENT AND CONSULTING AGREEMENTS

     On May 10, 1996, the Company entered into Employment Agreements (which expire on December 31, 2001) with each of the Company's officers: Barry M. Wendt, Chief Executive Officer; Richard T. Fiskum, President; Benedict A. Wittig, Director of Systems Software; and Gary E. Wendt, Chief Financial Officer. The terms of the Employment Agreements for each of the above individuals are substantially the same, with differences only as to base salary. Each officer and director may be terminated only for "cause" as that term is defined in the Employment Agreements. In the event of "constructive termination" as defined in the Employment Agreements, including such matters as an adverse change in an employee's status or position in the Company, a reduction of such employee's base salary other than for austerity purposes, or the breach by the Company of any of its other contractual obligations for other than austerity reasons, the employee's noncompetition obligations lapse, and the employee's salary will be continued for up to five years and three months salary (as of September 30, 1996) reduced by one month each month thereafter until December 31, 2001, at which time the amount of severance is two years. The Employment Agreements also contain confidentiality obligations and incorporate a Non-Competition Letter. The Non-Competition Letter prohibits each of the four individuals from competing with the Company for a period of three years if the Company terminates the employment of any one of the said individuals for cause, and a period of two years if any individual voluntarily terminates employment. Except as may be prohibited by law, during the term of the Employment Agreements, each of the said employees are obligated to disclose and assign to the Company all ideas, inventions and business plans developed by each of them which relate directly or indirectly to the Company's business.

OUTSIDE DIRECTOR COMPENSATION

     Members of the Board have received no cash compensation for serving on the Board. Pursuant to the Company's 1996 Stock Option Plan, each future non-employee Director will receive options to purchase 25,000 shares of common stock which will vest 20% annually over five years. Five years after the initial grant of an option to a non-employee director, and every fifth year thereafter, non-employee directors who remain on the Board shall automatically be granted additional options to purchase 25,000 shares of Common Stock which shall vest 20% on May 1 of each year over a period of five years. All options granted to non-employee directors shall have an exercise price equal to 100% of the fair market value of a share of the Company's Common stock which, if the stock is traded on the NASDAQ National Market System or an over-the-counter market price is reported, shall be equal to the average of the reported bid and asked prices as of the date of valuation determination.

1996 STOCK OPTION PLAN

     The Company's Board of Directors and shareholders adopted the 1996 Stock Option Plan on May 1, 1996 (the "Stock Option Plan"). The Stock Option Plan provides for the reservation of 375,000 shares of Common Stock for issuance pursuant to the exercise of stock options which may be granted to employees, officers, directors and consultants of the Company, and permits granting both incentive stock options (as defined under Section 422 of the Code) and options which do not qualify as incentive stock options ("nonqualified stock options").

     The Plan is administered by a committee appointed by the Board of Directors of the Company (the "Committee"). The Committee, by action of a majority of its members, has the authority to establish rules for administering and interpreting the Plan. The Committee has the authority to select individuals to whom awards are granted and the timing of such awards; to adopt, amend, and rescind administrative and interpretive rules and regulations relating to the Plan; and to make all other determinations necessary or advisable for administering the Plan. The committee shall be under no duty to provide terms of like duration for options granted under the Plan, but the term of an incentive stock option may not extend more than ten (10) years from the date of granting of such option.

     The Stock Option Plan also provides for the acceleration of the vesting of unvested options upon a "Change of Control" of the Company. A Change of Control is defined in the Stock Option Plan to include (i) a sale or transfer of substantially all of the Company's assets; (ii) the dissolution or liquidation of the Company; (iii) a merger or consolidation to which the Company is a party and after which the prior shareholders of the Company hold less than 50% of the shares of the surviving entity; (iv) if any person becomes a "beneficial owner" of more than 50% of the combined voting power of the Company's outstanding securities; (v) the incumbent directors cease to constitute at least a majority of the Board; or (vi) a change in control of the Company which would otherwise be reportable under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.


     The exercise price per share of stock purchasable under any incentive stock option granted pursuant to the Stock Option Plan will be determined by the Committee, but shall not be less than 100% of the fair market value of the stock on the date of the grant of such option (110% of the fair market value, in the case of grants to Shareholders beneficially owning more than 10% of the voting control of the Company). The option price for options granted under the Stock Option Plan which do not qualify as incentive stock options shall also be determined by the Committee, but may not be less than 85% of the fair market value of the Common Stock at the date of granting of such option.


     No option granted under the Plan is transferable by an optionee, other than by will or the laws of descent or distribution. With few exceptions, during the lifetime of an optionee the option shall be exercisable only by such optionee.

     The foregoing is a brief summary of the provisions of the Plan and does not purport to be a complete statement of its respective terms and conditions.

OTHER EMPLOYEE BENEFITS

     Each officer and director of the Company receives a vehicle allowance of approximately $300 per month. The Company provides standard health insurance coverage to its officers, directors and employees.


                              CERTAIN TRANSACTIONS

     In January 1993 the then existing shareholders of the Company and the Company entered into a Stock Purchase Agreement which requires each shareholder desiring to sell his shares in the Company to a non-shareholder to first offer such shares to the Company. The Company was granted a sixty-day option to acquire the shares at the price determined by the selling shareholder. If the Company did not exercise its option, then the other shareholders, pro rata, had a subsequent thirty-day option to acquire the same. If neither option was exercised, then the selling shareholder could sell his shares to any third party. The parties to this Agreement have agreed that its provisions will terminate upon the effective date of this Offering.

     On August 4, 1995, Barry M. Wendt and Benedict A. Wittig, officers and directors of the Company, each received 618,750 shares (137,500 shares prior to the stock split) of the Company's Class A and Class B common stock in a recapitalization of their previous equity interests in the Company. Concurrently, Gary E. Wendt, a third officer and director, received 202,500 shares (45,000 shares prior to the stock split) of the Company's Class A and Class B common stock in a recapitalization of his previous interests in the Company. Each of these individuals had previously paid $1.00 for their interests in the Company. On April 24, 1996, all of these shares were converted into shares of common stock of one class.

     On August 4, 1995, Richard T. Fiskum, an officer and director of the Company, purchased 472,500 shares (105,000 shares prior to the split) of the Company's Class A and Class B common stock for $225,000. Also, on December 22, 1995 Mr. Fiskum purchased an additional 146,250 shares (32,500 shares prior to the split) of the Company's Class A and Class B common stock for $50,000. On April 24, 1996, all of these shares were converted into shares of common stock of one class.

     In August 1995 the Company purchased certain optics technology from Richard
T. Fiskum pursuant to a non-interest bearing note issued to Mr. Fiskum by the Company. The note is collateralized by a $117,000 receivable from Jasper. The Company currently intends to use a portion of the proceeds from this offering to repay the amounts owing to Mr. Fiskum under this note.

     During August and December, 1995 the Company repurchased all of the shares of common stock held by Jasper for a total price of $308,174, of which $138,000 was paid in cash. This price was commensurate with the then aforementioned most recent sales price of the Company's Common Stock to Mr. Fiskum. See "Business--Company History."

     On May 10, 1996, Barry M. Wendt, Richard T. Fiskum, Benedict A. Wittig and Gary E. Wendt each executed Employment Agreements with the Company (terminating on December 31, 2001), each of which may be terminated for "cause" as that term is defined in the Employment Agreements. In the event of a "constructive termination" as defined in the Employment Agreements, including such matters as an adverse change in an employee's status or position in the Company, a reduction of such employee's base salary other than for austerity purposes, or the breach by the Company of any of its other contractual obligations for other than austerity reasons, the employee's noncompetition obligations lapse, and the employee's salary will be continued for up to five years and three months salary (as of September 30, 1996) reduced by one month each month thereafter until December 31, 2001, at which time the amount of severance is two years. The Employment Agreements also contain confidentiality obligations and incorporate a Non-Competition Letter. The Non-Competition Letter prohibits each of the four individuals from competing with the Company for a period of three years if the Company terminates his employment for cause, and a period of two years if said individual voluntarily terminates his employment. Finally, except as may be prohibited by law, during the term of the Employment Agreements, each of the said employees are obligated to disclose and assign to the Company all ideas, inventions and business plans developed by each of them which relate directly or indirectly to the Company's business.

     On May 17, 1996, the Company, with the Underwriter as its selling agent, completed the Bridge Loan pursuant to which it raised a total of approximately $200,000, less a commission and expense allowance to the Underwriter in this offering, then acting as the Company's selling agent, of $8,660. Investors in the Bridge Loan received a promissory note bearing interest at a rate of eight percent (8%) (the "Convertible Note"). Each Convertible Note converted into shares of the Company's Common Stock at a price of $2.00 per share on June 28, 1996 as part of the private placement described below. The lenders in the Bridge Loan also received warrants to purchase (at a price of $2.00 per share) a number of shares of the Company's Common Stock equal to one-half the principle amount of each Convertible Note divided by $2.00.

     On July 17, 1996, the Company, with the Underwriter as its selling agent, completed a $900,000 private placement of its Common Stock at a per share price of $2.00. Of this $900,000, approximately $200,000 was represented by the conversion of the Bridge Loans described immediately above. The Underwriter received a commission and expense allowance in an approximate amount of $110,279 and a warrant to purchase 41,639 shares of common stock which has an adjusted exercise price of $6.00 per share.

     The Company intends to contract with Industrial Research & Development, Inc. ("IR-D"), a company wholly owned by Richard T. Fiskum, to manufacture initial prototypes and pre-production optics assemblies. The arrangement with IR-D is not intended to be a long-term or exclusive relationship and will be structured on a competitive basis.

     During Richard T. Fiskum's development of the Optic Technology, he purchased certain inventory and supplies totalling approximately $70,000. Mr. Fiskum believes these items could be used in the manufacture of products for Jasper. The Company and Mr. Fiskum have an understanding whereby if such inventory and supplies are needed by the Company, the Company will purchase such items from Mr. Fiskum at a fair price, as determined in good faith by the parties.


     Other than as listed above, the Company has not entered into any other material transactions with any of its officers, directors or affiliates. The Company or its affiliates will not engage in any future material transactions with its officers, directors or affiliates, unless the transactions are (i) on terms no less favorable to the Company or its affiliates than those that are generally available from unaffiliated third parties, and (ii) ratified by a majority of independent outside members of the Company's Board of Directors who do not have an interest in the transactions.


                             PRINCIPAL SHAREHOLDERS

     The following table sets forth the information as of September 30, 1996, regarding beneficial ownership of the Company's common stock as adjusted to reflect the sale of the Shares, for (i) all directors and each executive officers named in the Summary Compensation table set forth in "Management," (ii) all directors and executive officers as a group and (iii) each person known by the Company to be the beneficial owner of 5% or more of the outstanding shares of common stock of the Company.

                                          SHARES BENEFICIALLY       SHARES BENEFICIALLY
                                                 OWNED                     OWNED
                                           PRIOR TO OFFERING          AFTER OFFERING
                                          --------------------      --------------------
                                          NUMBER       PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER      BEFORE       BEFORE       NUMBER       PERCENT
------------------------------------      ------       -------      ------       -------

Barry M. Wendt(1)
 7201 York Avenue South
 Apartment 211
 Edina, MN 55435 .....................     618,750      24.66        618,750      17.15
Richard T. Fiskum
 28690 -- 660th Avenue
 Litchfield, MN 55355 ................     618,750      24.66        618,750      17.15
Gary E. Wendt(2)
 1950 Sixth Lane
 Elk River, MN 55330 .................     202,500       8.07        202,500       5.61
Benedict A. Wittig
 10264 Scarborough Circle
 Bloomington, MN 55432 ...............     618,750      24.66        618,750      17.15
All officers and Directors
 as a group (4 persons) ..............   2,058,750      82.06      2,058,750      57.05


---------------------
(1) Barry M. Wendt also maintains a residence at 9708 Park Brook Avenue, Las Vegas, Nevada 89134.
(2) Gary E. Wendt also maintains a residence at 3738 St. Phillip Court, North Las Vegas, Nevada 89031.


                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have outstanding 3,608,750 shares of common stock (or 3,718,750 shares of common stock if the Underwriter's over-allotment option is exercised in full). Of these shares, the 1,210,000 Shares being sold in this offering (if the over-allotment option is exercised in full) will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"). In addition, subsequent to the date hereof, the Company may file a Registration Statement on Form S-8 (the "S-8 Registration Statement") to register the 375,000 shares underlying the Company's 1996 Stock Option Plan. Shares issued upon exercise of options and awards pursuant to the 1996 Stock Option Plan may be freely tradeable once the S-8 Registration Statement becomes effective. Sales of substantial amounts of common stock in the public market could adversely affect the then prevailing market price. See "Description of Securities."


     Of the 2,508,750 shares of common stock currently outstanding, none have been registered under the Securities Act, and all are "restricted securities" under Rule 144 of the Securities Act (the "Restricted Shares") and may not be sold in the absence of a registration under the Securities Act unless an exemption from registration is available, including an exemption contained in Rule 144. The 1,440,000 of the shares held by certain founders have been held for more than two years and may be transferred upon the expiration of the lock-up period described below, subject to Rule 144 and a state law escrow requirement imposed on Mr. Fiskum's shares for a period of three years from the effective date of this offering (the "Fiskum Escrow"). The shares held by Mr. Fiskum must be held for a minimum of two years before they can be sold pursuant to Rule 144, and will not become eligible for resale thereunder until the middle of 1997 and later.



     The Company has obtained lock-up agreements from Messrs. Barry M. Wendt, Richard Fiskum, Gary T. Wendt and Benedict A. Wittig. In the lock-up agreement each shareholder agrees not to sell, offer to sell, contract to sell, or otherwise transfer or dispose of any shares of common stock they own after consummation of this offering for a period of one year after the date of this Prospectus without the written consent of the Underwriter. These lock-up agreements provide that the Underwriter must give the trading market for the Company's shares at least 48 hours notice prior to consenting to a transaction by such shareholders or waiving the agreement in its entirety. Should the Underwriter waive such agreement, the 1,440,000 shares held by certain founders have been held for more than two years and would be transferrable, subject to limitations imposed under Rule 144 and state law imposed escrow requirements. Further, each of the foregoing individuals have agreed that none of them will transfer any of their shares without consent of the others until the expiration of the Fiskum Escrow. See "Underwriting."


     In general, under Rule 144 as currently in effect, a holder of Restricted Shares who has beneficially owned such shares for at least two years (including the holding period of any prior owner other than an affiliate of the Company) is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of common stock (approximately 36,088 shares immediately after this offering) not including: (a) 375,000 shares reserved for issuance under the Company's 1996 Stock Option Plan;
(b) up to 44,496 shares issuable upon exercise of the Underwriter's Warrant; (c) 110,000 shares issuable pursuant to the Underwriter's over-allotment option; (d) 50,000 shares of Common Stock which may be issued upon exercise of warrants issued to the investors in connection with bridge financing arrangements at an exercise price of $2.00 per share; and (e) 41,639 shares of Common Stock which may be issued upon exercise of warrants issued to the Underwriter in connection with a private placement and bridge financing arrangements at an adjusted exercise price of $6.00 per share; or (ii) the average weekly trading volume of the common stock in the public market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. The 50,000 shares of Common Stock referenced in above item (d) will be eligible for sale under Rule 144 two years after exercise of the warrants. The 41,639 shares of Common Stock referenced in above item (e) will be eligible for sale under Rule 144 the earlier of: (i) two years after the exercise of the warrants or (ii) two years after issuance of such warrant, if a cashless exercise is effected by the Underwriter pursuant to the terms of such warrant. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who is not an affiliate of the Company at any time during the 90 days preceding a sale and who beneficially owns shares that were not acquired from the Company or an affiliate of the Company within the past three years is entitled to sell such shares under Rule 144(k) without regard to volume limitations, manner of sale provisions, notice requirements or the availability of current public information concerning the Company. Under Rule 701, shares privately issued under certain compensatory stock-based plans, may be resold under Rule 144 by nonaffiliates subject only to the manner of sale requirements, and by affiliates without regard to the two-year holding period requirement, commencing 90 days after the date of this Prospectus.


                            DESCRIPTION OF SECURITIES

COMMON STOCK

     The Company is authorized to issue up to 20,000,000 shares of capital stock, $0.01 par value, of which 2,508,750 shares are outstanding and beneficially owned by 66 holders of record as of the date of this Prospectus. The Company may, but to this day has not, established multiple classes and series of stock.

     Holders of common stock are entitled to receive such dividends as are declared by the Company's Board, out of funds legally available for the payment of dividends. The Company expects to retain any earnings to finance the development of its business. Accordingly, the Company does not anticipate payment of any dividends on the common stock, for the foreseeable future. In the event of any liquidation, dissolution or winding-up of the Company, the holders of common stock will be entitled to receive a pro rata share of the net assets of the Company remaining after payment, or provision for payment, of the debts and other liabilities of the Company; provided, no assurance can be given that there will be any net assets of the Company remaining for such a pro rata distribution to the holders of the common stock after the payment or provision for payment, of the debts and other liabilities of the Company.

     Holders of common stock are entitled to one vote per share in all matters to be voted upon by shareholders. There is no cumulative voting for the election of Directors, which means that the holders of shares entitled to exercise more than 50% of the voting rights in an election of Directors, are able to elect all of the Directors standing for election. Holders of common stock have no preemptive rights to subscribe for or to purchase any additional shares of common stock, or other obligations convertible into shares of common stock, which may hereafter be issued by the Company.

     All of the outstanding shares of common stock, and the Shares to be sold pursuant to this offering, are validly issued and will be fully paid and non-assessable. Holders of common stock of the Company are not liable for further calls or assessments.

UNDESIGNATED SHARES

     The Board has the authority, in most instances, without further shareholder action, to issue, from time to time, all or any part of the 16,391,250 authorized but unissued shares of voting common stock. The Board can issue voting common stock in one or more classes or series, and the Board has authority to determine the designation and number of shares, in each class or series, and to fix the dividend, redemption, liquidation, retirement, conversion and voting rights, if any, of each class or series, and any other rights and preferences thereof.

     There are presently no undesignated shares subject to designation as preferred stock by the Board. In order to create additional, undesignated shares, the Company's shareholders would be required to approve an amendment to the Articles of Incorporation authorizing such action. Any undesignated shares created in such manner will be subject to designation as preferred stock by the Board. The Board will have the authority, in most instances without further shareholder action, to issue from time to time all, or any part of, the undesignated shares. Undesignated shares will be issuable in one or more classes or series and the Board will be authorized to determine the designation and number of shares in each class or series and to fix the dividend, redemption, liquidation, refinement, conversions and voting rights, if any, of each class or series and any other right and preferences thereof. In the event the Company's shareholders vote to amend the Articles of Incorporation to provide for undesignated shares, any undesignated shares which may subsequently be issued may have disproportionately high voting rights or class voting rights, may be convertible into shares of Common Stock, and may rank prior to the shares of Common Stock as to payment of dividends and to the distribution of assets upon liquidation or dissolution. The further consent of the holders of Common Stock (beyond amending the Articles of Incorporation) would not be required for any such issuance of the undesignated shares.

     The existence of any such undesignated shares may have the effect of discouraging an attempt, through acquisition of a substantial number of Common Stock, to acquire control of the Company with a view to effecting a merger, sale or exchange of assets or similar transaction. The Board, without further shareholder approval, could issue shares of preferred stock with voting and conversion rights which could adversely affect the voting power of the Common Stock.

STOCK OPTIONS AND WARRANTS

     The Company has reserved 375,000 shares of its common stock for issuance pursuant to its 1996 Stock Option Plan and has granted options for the purchase of 173,000 shares under the Plan. None of these 173,000 options granted are exercisable within 60 days from the date of this Prospectus. See
"Management--1996 Stock Option Plan."

     The Company issued to the investors, in connection with the May 17, 1996 Bridge Loan, warrants to purchase 50,000 shares of common stock, at $2.00 per share.

     The Company issued to the Underwriter, in connection with the July, 1996 private placement and May 17, 1996 Bridge Loan, warrants to purchase 41,639 shares of common stock, at an adjusted exercise price of $6.00 per share.

     The Company has agreed to sell to the Underwriter in connection with this offering a warrant to purchase up to 44,496 shares of common stock, exercisable for a period of four years commencing one year from the date of this Prospectus, at an exercise price of, $7.20 per share. See "Underwriting."

MINNESOTA ANTI-TAKEOVER LAW

     The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless the control share acquisition is approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, cause the acquiring person to have voting power in the election of directors to exceed any one of the following thresholds of ownership: 20%, 33-1/3% or 50%. In general, Section 302A.673 prohibits a publicly-held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

INDEMNIFICATION

     The Company's Bylaws and the provisions of the Minnesota Business Corporation Act, which govern the actions of the Company, provide that present and former directors and officers of the Company shall be indemnified against certain liabilities and expenses which any of them may incur as a result of being, or having been, an officer of the Company. Indemnification is contingent upon certain conditions being met, including, that the person: has not been previously indemnified by another party for the same matter; has acted in good faith; has received no improper personal benefit; and, in the case of a criminal proceeding, has no reason to believe that the conduct complained of was unlawful and reasonably believed that the conduct complained of was in the best interests of the Company, or in certain circumstances, reasonably believed that, the conduct complained of was not opposed to the best interests of the Company.

     In addition, the Company's Articles of Incorporation provide that a director of the Company shall not be liable for monetary damages for a breach of such director's fiduciary duty, except for a breach of the duty of loyalty, acts not in good faith or in knowing violation of law, violations of state securities laws, or for actions from which the director derived an improper personal benefit. The Company has not obtained directors and officers liability insurance.

     Insofar as the indemnification of liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions of its Articles of Incorporation, Bylaws and the provision of the Minnesota Business Corporation Act, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

     The Company's transfer agent is Firstar Trust Company.


                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Company the 1,100,000 Shares offered hereby. The Underwriter has been in business as a broker-dealer only since May of 1994 and to date, has completed only one prior public offering.

     The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent. The nature of the Underwriter's obligation is that it is committed to purchase all Shares offered hereby if any of the Shares are purchased.

     The Company has been advised by the Underwriter that the Underwriter proposes to offer the Shares directly to the public at the Price to Public set forth on the cover page of this Prospectus and to certain securities dealers who are members of the National Association of Securities Dealers, at such price less usual and customary commissions. The Underwriter shall purchase the Shares from the Company at the Price to Public set forth on the cover page of this Prospectus less an underwriting discount of $0.51 per Share. The Company has agreed to pay the Underwriter a nonaccountable expense allowance of 2% of the aggregate public offering price of the Shares sold to the public. The Underwriter may reallow all or a portion of the underwriting discount and expense allowance to selected dealers with regard to Shares sold by them in this offering. After the initial public offering of the Shares, the offering price of the Shares and other selling terms may be changed by the Underwriter.

     The Company has granted to the Underwriter an option, exercisable for a period of thirty days after the closing of the sale of the Shares offered hereunder. the date of this Prospectus, and subject to the terms and conditions set forth in the Underwriting Agreement, to purchase up to 110,000 additional shares of common stock at the Price to Public, less the underwriting discount of $0.51 per Share. The Underwriter may exercise such option only to cover over-allotments made in connection with the sale of the Shares offered hereby.


     The Company has agreed to issue to the Underwriter, for nominal consideration, a warrant (the "Warrant") to purchase up to 44,496 shares of the Company's common stock. The Warrant is not exercisable during the first year after the date of this Prospectus and thereafter is exercisable at a price per share equal to $7.20 for a period of four years. The Warrant contains customary antidilution provisions and obligates the Company to register the shares underlying the Warrant under the Securities Act once at the election of the holders and at any other time the Company has a registration statement pending under the Securities Act. The Underwriter's Warrant also includes "cashless" exercise provisions entitling the holder to convert the Warrant into shares of common stock. For a period of one year from the date of this Prospectus, the Warrant will be restricted from sale, transfer, assignment or hypothecation, except to persons that are both officers and shareholders of the Underwriter.


     The Underwriter owns warrants to purchase 41,639 shares of the Company's common stock at an adjusted exercise price of $6.00 per share, which were issued as part of the Underwriter's compensation for a private offering of common stock which concluded in July, 1996. A person associated with the Underwriter owns 5,000 shares of the Company's common stock which was acquired in the Company's private offering in July, 1996. A person associated with another broker-dealer owns 12,615 shares of the Company's common stock and a warrant to purchase 6,250 shares of such common stock both of which were acquired in a private offering of the Company's convertible notes and warrants in May, 1996.

     The Underwriter has informed the Company that the Underwriter does not intend to confirm sales of the Shares to any accounts over which it exercises discretionary authority.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act.

     The Underwriter has required that Messrs. Barry M. Wendt, Richard T. Fiskum, Gary E. Wendt and Benedict A. Wittig agree not to offer, sell or contract to sell or otherwise dispose of, directly or indirectly, any of the shares of common stock or any other security convertible into or exchangeable for shares of common stock which they legally or beneficially own after consummation of this offering (without the prior written consent of the Underwriter) for a period of one year after the date of this Prospectus.

     Prior to this offering, there has been no public market for the Shares. Consequently, the Price to Public was determined through negotiation between the Company and the Underwriter and bears no relation to the Company's current earnings, book value, net worth or financial statement criteria of value. There can be no assurance that the price at which the Shares will sell in the public market after this offering will not be lower than the initial Price to Public. The Price to Public of the Shares offered hereby were determined by negotiations between the Company and the Underwriter, and is based upon such factors as the amount required by the Company for working capital, to discharge indebtedness, to acquire capital equipment to begin manufacturing, to begin marketing its products, and to engage in further research and development, and upon a comparison with then-current market prices of publicly-traded common stock of other companies in the finger-print identification industry.


                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for the Company by Doherty, Rumble & Butler Professional Association, Minneapolis, Minnesota. Certain legal matters in connection with this offering will be passed upon for the Underwriter by Merritt, Furber & Timmer, Minneapolis, Minnesota.


                                     EXPERTS

     The financial statements of the Company as of December 31, 1994 and 1995, appearing in this Prospectus and Registration Statement have been audited by Divine, Scherzer & Brody Ltd., independent certified public accountants, as set forth in their report (which includes an explanatory paragraph with respect to the Company's ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report and the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     The Company has filed with the WASHINGTON, D.C. Office of the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock, reference is made to such Registration Statement and exhibits. Statements made in this Prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement and exhibits may be inspected without charge and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained at prescribed rates from the Commission's Public Reference Section at the same address. In addition, the Commission maintains a Web site that contains reports, proxy and information statements, and other information regarding issuers which, like the Company, file electronically with the Commission. The address of such site is http://www.sec.gov.

     The Company currently is not a reporting company. After completion of this offering, the Company intends to make available to its shareholders annual reports containing financial statements audited by its independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                          INDEX TO FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants ......  F-2

Balance Sheets ..........................................  F-3

Statements of Operations ................................  F-4

Statement of Stockholders' Equity (Deficit) .............  F-5

Statements of Cash Flows ................................  F-6

Notes to Financial Statements ...........................  F-7



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
SAC Technologies, Inc.

     We have audited the accompanying balance sheets of SAC Technologies, Inc. (a Minnesota corporation in the development stage) as of December 31, 1994 and 1995 and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 1995, and the period January 7, 1993 (date of inception) through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SAC Technologies, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, and the period January 7, 1993 (date of inception) through December 31, 1995, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, as discussed in Note B to the financial statements, the Company is in the development stage and has not generated significant revenues since inception, and the Company has a deficit accumulated during the development stage and a deficit in working capital as of December 31, 1995 that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note B. The financial statements do not include any adjustments that might result from this uncertainty.

DIVINE, SCHERZER & BRODY, LTD.


St. Paul, Minnesota
October 18, 1996 (except for notes E and L, as to which the date is December 18, 1996, and note G, as to which the date is February 4, 1997)



                             SAC TECHNOLOGIES, INC.
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                             BALANCE SHEETS (NOTE B)
                                 ASSETS (NOTE E)

                                                                   DECEMBER 31,          SEPTEMBER 30,
                                                               1994            1995          1996
                                                             ---------      ---------    ------------
                                                                                         (UNAUDITED)
CURRENT ASSETS
  Cash and cash equivalents (note A3) ..................     $   1,049      $   5,221      $ 173,300
                                                             ---------      ---------      ---------
  Inventories (note A4) ................................         5,549          5,613         81,544
  Prepaid expenses .....................................          --            4,657         24,184
                                                             ---------      ---------      ---------
    Total current assets ...............................         6,598         15,491        279,028

EQUIPMENT AND FURNITURE AND FIXTURES -
 AT COST, less accumulated depreciation (notes A5 and C)          --            6,415         22,924

OTHER ASSETS (notes A5, A6 and D) ......................          --            2,233         23,625
                                                             ---------      ---------      ---------
                                                             $   6,598      $  24,139      $ 325,577
                                                             =========      =========      =========

  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
  Notes payable (note E) ...............................     $    --        $ 142,000      $ 117,000
  Accounts payable (note I) ............................        10,723          6,304         63,292
  Accrued liabilities ..................................         1,503          1,023          8,367
                                                             ---------      ---------      ---------
    Total current liabilities ..........................        12,226        149,327        188,659

COMMITMENTS AND CONTINGENCIES
 (notes F, I and L) ....................................          --             --             --

STOCKHOLDERS' EQUITY (DEFICIT) (notes E and G)
  Common stock -- authorized,
   20,000,000 shares of $.01 par value
    Class A -- issued and outstanding,
     1,125,000, 1,029,375 and 0 shares .................        11,250         10,294           --
    Class B -- issued and outstanding,
     1,125,000, 1,029,375 and 0 shares .................        11,250         10,294           --
    Common stock -- issued and outstanding,
     0, 0 and 2,508,750 shares .........................          --             --           25,088
  Additional contributed capital .......................        13,753           --          775,005
  Deficit accumulated during the development stage .....       (41,881)      (145,776)      (663,175)
                                                             ---------      ---------      ---------
                                                                (5,628)      (125,188)       136,918
                                                             ---------      ---------      ---------
                                                             $   6,598      $  24,139      $ 325,577
                                                             =========      =========      =========

The accompanying notes are an integral part of these statements.



                             SAC TECHNOLOGIES, INC.
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                       STATEMENTS OF OPERATIONS (NOTE B)

                                                                     JANUARY 7,                                    JANUARY 7,
                                                                     1993 (DATE                                    1993 (DATE
                                                                    OF INCEPTION)          NINE MONTHS            OF INCEPTION)
                                        YEARS ENDED DECEMBER 31,      THROUGH           ENDED SEPTEMBER 30,         THROUGH
                                       --------------------------   DECEMBER 31,    --------------------------    SEPTEMBER 30,
                                          1994          1995            1995            1995           1996           1996
                                       -----------    -----------   ------------    -----------    -----------    -------------
                                                                                    (UNAUDITED)    (UNAUDITED)     (UNAUDITED)
Revenues (notes A2 and I)
  Reimbursed research and
   development .....................   $    76,000    $   145,320    $   238,306    $    69,623    $      --      $   238,306
  Other services ...................        31,000         83,751        114,751         83,751           --          114,751
                                       -----------    -----------    -----------    -----------    -----------    -----------
                                           107,000        229,070        353,057        153,374           --          353,057
Costs and other expenses (note I)
  Cost of other services ...........        33,154         28,799         61,953         28,799           --           61,953
  Selling, general and
   administrative ..................        12,932         35,849         73,806         18,787        164,437        238,243
  Research and development (note A7)        72,199        250,808        345,565        228,583        326,051        671,616
                                       -----------    -----------    -----------    -----------    -----------    -----------
                                           118,285        315,456        481,324        276,169        490,488        971,812
                                       -----------    -----------    -----------    -----------    -----------    -----------

    Operating loss .................       (11,285)       (86,386)      (128,267)      (122,795)      (490,488)      (618,755)
Other income (expense)
  Interest income ..................          --             --             --             --            3,680          3,680
  Interest expense .................          --             --             --             --          (30,591)       (30,591)
                                       -----------    -----------    -----------    -----------    -----------    -----------
                                              --             --             --             --          (26,911)       (26,911)
                                       -----------    -----------    -----------    -----------    -----------    -----------
    NET LOSS .......................   $   (11,285)   $   (86,386)   $  (128,267)   $  (122,795)   $  (517,399)   $  (645,666)
                                       ===========    ===========    ===========    ===========    ===========    ===========
Loss per common share (note A8) ....   $      --      $      (.03)   $      (.05)   $      (.05)   $      (.20)   $      (.24)
                                       ===========    ===========    ===========    ===========    ===========    ===========
Weighted average number of shares
 outstanding (note A8) .............     2,717,067      2,712,351      2,715,486      2,717,067      2,574,728      2,687,190
                                       ===========    ===========    ===========    ===========    ===========    ===========

The accompanying notes are an integral part of these statements.



                             SAC TECHNOLOGIES, INC.
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
         STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) (NOTES B, E AND G)


                                                          COMMON STOCK             COMMON STOCK
                                                             CLASS A                  CLASS B               COMMON STOCK
                                                       -------------------      -------------------       ---------------
                                                       SHARES      AMOUNT       SHARES       AMOUNT       SHARES     AMOUNT
                                                       ------      ------       ------       ------       ------     ------
Sales of common stock January 7, 1993 ............     787,500   $    7,875      787,500   $    7,875         --    $     --
Sale of common stock January 7, 1993
 at $.04 per share ...............................     337,500        3,375      337,500        3,375         --          --
Contribution of services .........................        --           --           --           --           --          --
Net loss for the period from January 7, 1993
 (date of inception) through December 31, 1993 ...        --           --           --           --           --          --
Net loss for the year ended December 31, 1994 ....        --           --           --           --           --          --
                                                     ---------   ----------    ---------   ----------    ---------  ---------
    Balance as of December 31, 1994 ..............   1,125,000       11,250    1,125,000       11,250         --          --

Redemption of director and officers common
 stock August 4, 1995 at $0 per share ............     (67,500)        (675)     (67,500)        (675)        --          --
Sale of common stock August 4, 1995
 at $.48 per share ...............................     236,250        2,363      236,250        2,363         --          --
Redemption of common stock August 4, 1995
 at $.47 per share ...............................    (168,750)      (1,688)    (168,750)      (1,688)        --          --
Sale of common stock December 22, 1995
 at $.34 per share ...............................      73,125          732       73,125          732         --          --
Redemption of common stock December 22, 1995
 at $.44 per share ...............................    (168,750)      (1,688)    (168,750)      (1,688)        --          --
Net loss for the year ended December 31, 1995 ....        --           --           --           --           --          --
                                                     ---------   ----------    ---------   ----------    ---------  ---------
    Balance as of December 31, 1995 ..............   1,029,375       10,294    1,029,375       10,294         --          --

Conversion of Class A and B common stock into
 common stock (unaudited) ........................  (1,029,375)     (10,294)  (1,029,375)     (10,294)   2,058,750      20,588
Issuance of detachable warrants on May 17, 1996,
 in connection with bridge financing arrangements,
 valued at $25,000, to purchase an aggregate of
 50,000 shares of common stock at $2.00 per share
 (unaudited) .....................................        --           --           --           --           --          --
Sales of common stock during June and July, 1996
 at $2.00 per share, less offering costs of
 $124,663 (unaudited) ............................        --           --           --           --        349,080       3,491
Conversion of bridge notes plus accrued
 interest of $1,841 to common stock on June 28,
 1996 at $2.00 per share (unaudited) .............        --           --           --           --        100,920       1,009
Net loss for the nine months ended September
 30, 1996 (unaudited) ............................        --           --           --           --           --          --
                                                     ---------   ----------    ---------   ----------    ---------  ---------
    Balance as of September 30, 1996 (unaudited) .        --     $     --           --     $     --      2,508,750  $   25,088
                                                     =========   ==========    =========   ==========    =========  ==========


                       [WIDE TABLE CONTINUED FROM ABOVE]


                                                                    DEFICIT
                                                                   ACCUMULATED
                                                      ADDITIONAL   DURING THE
                                                     CONTRIBUTED   DEVELOPMENT
                                                       CAPITAL        STAGE       TOTAL
                                                     -----------   -----------    -----


Sales of common stock January 7, 1993 ............   $  (15,747)  $     --     $        3
Sale of common stock January 7, 1993
 at $.04 per share ...............................       18,250         --         25,000
Contribution of services .........................       11,250         --         11,250
Net loss for the period from January 7, 1993
 (date of inception) through December 31, 1993 ...         --        (30,596)     (30,596)
Net loss for the year ended December 31, 1994 ....         --        (11,285)     (11,285)
                                                     ----------   ----------   ----------
    Balance as of December 31, 1994 ..............       13,753      (41,881)      (5,628)

Redemption of director and officers common
 stock August 4, 1995 at $0 per share ............        1,350         --           --
Sale of common stock August 4, 1995
 at $.48 per share ...............................      220,274         --        225,000
Redemption of common stock August 4, 1995
 at $.47 per share ...............................     (154,798)        --       (158,174)
Sale of common stock December 22, 1995
 at $.34 per share ...............................       48,536         --         50,000
Redemption of common stock December 22, 1995
 at $.44 per share ...............................     (129,115)     (17,509)    (150,000)
Net loss for the year ended December 31, 1995 ....         --        (86,386)     (86,386)
                                                     ----------   ----------   ----------
    Balance as of December 31, 1995 ..............         --       (145,776)    (125,188)

Conversion of Class A and B common stock into
 common stock (unaudited) ........................         --           --           --
Issuance of detachable warrants on May 17, 1996,
 in connection with bridge financing arrangements,
 valued at $25,000, to purchase an aggregate of
 50,000 shares of common stock at $2.00 per share
 (unaudited) .....................................       25,000         --         25,000
Sales of common stock during June and July, 1996
 at $2.00 per share, less offering costs of
 $124,663 (unaudited) ............................      570,006         --        573,497
Conversion of bridge notes plus accrued
 interest of $1,841 to common stock on June 28,
 1996 at $2.00 per share (unaudited) .............      179,999         --        181,008
Net loss for the nine months ended September
 30, 1996 (unaudited) ............................         --       (517,399)    (517,399)
                                                     ----------   ----------   ----------
    Balance as of September 30, 1996 (unaudited) .   $  775,005   $ (663,175)  $  136,918
                                                     ==========   ==========   ==========


The accompanying notes are an integral part of this statement.



                             SAC TECHNOLOGIES, INC.
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                  STATEMENTS OF CASH FLOWS (NOTES A3, B AND J)

                                                                            JANUARY 7,                                  JANUARY 7,
                                                                            1993 (DATE                                  1993 (DATE
                                                                           OF INCEPTION)                               OF INCEPTION)
                                              YEARS ENDED DECEMBER 31,       THROUGH            NINE MONTHS               THROUGH
                                             --------------------------    DECEMBER 31,      ENDED SEPTEMBER 30,       SEPTEMBER 30,
                                                 1994          1995           1995           1995          1996            1996
                                             -----------   ------------   -------------  -------------  -----------   ------------
                                                                                           (UNAUDITED)  (UNAUDITED)    (UNAUDITED)

Increase (Decrease) in Cash and
 Cash Equivalents
  Cash flows from operating activities
    Net loss ............................   $   (11,285)   $   (86,386)   $  (128,267)   $  (122,795)   $  (517,399)   $  (645,666)
    Adjustments to reconcile net loss to
     net cash used in operating
     activities:
      Depreciation (note A5) ............          --              509            509            200          2,584          3,093
      Amortization (note A5) ............          --             --             --             --             --             --
      Revenues realized due to offset of
      billings against a stock repurchase          --         (170,174)      (170,174)       (88,174)          --         (170,174)
      Acquired research and development .          --          117,000        117,000        117,000           --          117,000
      Contribution of services ..........          --             --           11,250           --             --           11,250
      Change in assets and liabilities:
       Inventories ......................        (3,705)           (64)        (5,613)            31        (75,931)       (81,544)
       Prepaid expenses .................          --           (4,657)        (4,657)       (10,435)       (19,527)       (24,184)
       Accounts payable .................        10,028         (4,419)         6,304        (10,723)        56,988         63,292
       Accrued liabilities ..............         1,479           (480)         1,023           (503)         7,344          8,367
                                            -----------    -----------    -----------    -----------    -----------    -----------
                                                  7,802        (62,285)       (44,358)         7,396        (28,542)       (79,900)
                                            -----------    -----------    -----------    -----------    -----------    -----------
         Net cash used in
          operating activities ..........        (3,483)      (148,671)      (172,625)      (115,399)      (545,941)      (718,566)


Cash flows from investing activities
  Capital expenditures ..................          --           (6,924)        (6,924)        (6,200)       (19,093)       (26,017)
  Security deposits .....................          --           (2,233)        (2,233)        (2,233)        (2,650)        (4,883)
  Patents and trademarks ................          --             --             --             --           (4,514)        (4,514)
                                            -----------    -----------    -----------    -----------    -----------    -----------
         Net cash used for
          investing activities ..........          --           (9,157)        (9,157)        (8,433)       (26,257)       (35,414)

Cash flows from financing activities
  Net borrowings (repayments) under
   short-term borrowing agreements ......          --           25,000         25,000           --          (25,000)          --
  Deferred offering costs ...............          --             --             --             --          (14,228)       (14,228)
  Sales of common stock .................          --          275,000        300,003        225,000        754,505      1,054,508
  Issuance of warrants ..................          --             --             --             --           25,000         25,000
  Redemption of common stock ............          --         (138,000)      (138,000)       (70,000)          --         (138,000)
                                            -----------    -----------    -----------    -----------    -----------    -----------
         Net cash provided by
          financing activities ..........          --          162,000        187,003        155,000        740,277        927,280
                                            -----------    -----------    -----------    -----------    -----------    -----------
         Net increase (decrease) in cash         (3,483)         4,172          5,221         31,168        168,079        173,300

Cash and cash equivalents at beginning of
 period .................................         4,532          1,049           --            1,049          5,221           --
                                            -----------    -----------    -----------    -----------    -----------    -----------
Cash and cash equivalents at end of
 period .................................   $     1,049    $     5,221    $     5,221    $    32,217    $   173,300    $   173,300
                                            ===========    ===========    ===========    ===========    ===========    ===========

The accompanying notes are an integral part of these statements.


                             SAC TECHNOLOGIES, INC.
                    (A CORPORATION IN THE DEVELOPMENT STAGE)

                          NOTES TO FINANCIAL STATEMENTS
              Years ended December 31, 1994 and 1995 (audited) and nine months ended September 30, 1995 and 1996 (unaudited)

NOTE A -- NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES

     NATURE OF BUSINESS

     SAC Technologies, Inc. (formerly B.B.G. Engineering, Inc.) was incorporated in Minnesota in January 1993 to develop real time, stand-alone systems capable of identifying individuals through automated fingerprint analysis for use in controlling access to resources, information and facilities. The Company is a development stage enterprise that conducts its operations from Minnesota and Las Vegas. From inception through most of 1996 the Company's development efforts, which by agreement (see note I) were to be funded by Jasper Consulting, Inc. ("Jasper"), were principally focused on the development of its fingerprint identification and analysis products. In the second half of 1996, the Company shifted its principal focus from development to marketing and sales of its products. Jasper was a stockholder of the Company from inception through December 1995.

     The Company's more significant current product offerings incorporate the Company's "Optic Technology" and "Biometric Solution" with "FIDS Technology." The "FIDS Technology" was developed by the Company for Jasper (see note I). The Company has licensed the "FIDS Technology" from Jasper. The Company has a world-wide license agreement with Jasper for use of the FIDS technology in all markets except for financial services, law enforcement, national identification systems, and personal identification systems for government and medical applications, which market rights belong to Jasper. In addition, Jasper has a worldwide license agreement with the Company for use of the "Optics Technology" and "Biometric Solution" technology within Jasper's above described markets.

     The Company also has completed development of a Set Top Box, which provides for basic personal computer functions and Internet access via a wireless keyboard and a conventional television set. However, the Company does not believe that the promotion and marketing of the Set Top Box is within its focus and, accordingly, conveyed the technology in exchange for a 50% ownership interest in the initial equity of Inter-Con/PC, Inc. ("Inter-Con"), a development stage company during October 1996. See note L for additional information.

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

     1. UNAUDITED INTERIM INFORMATION

          In the opinion of management, the unaudited September 30, 1995 and 1996 interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The results of operations for these periods are not necessarily indicative of future results.

     2. REVENUE RECOGNITION

          Revenue is recognized from product sales and services when a product is shipped or the services are provided, the sales price is fixed, and when collection is considered probable. Where collectibility is considered doubtful, revenue is recognized on the basis of cash received (see note I).

     3. CASH AND CASH EQUIVALENTS

          The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     4. INVENTORIES

          Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

     5. DEPRECIATION AND AMORTIZATION

          Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated services lives of five to seven years using the straight-line method for financial reporting purposes and accelerated methods for tax reporting purposes. Deferred income taxes are provided for these differences.

          Amortization of the discount on debt issuance is provided for on the interest method over the term of the debt. Amortization of finance costs is provided over the respective term of the debt agreement.

          Costs associated with patents and trademarks are capitalized and amortized over sixty months or the remaining life of the patent or trademark, whichever is shorter.

     6. OTHER ASSETS

          Deferred offering costs consist of legal fees and related expenses in connection with a proposed initial public offering of the Company's common stock (note G). Should the offering prove unsuccessful, the deferred costs, as well as any additional expenses to be incurred, will be charged to operations.

     7. RESEARCH AND DEVELOPMENT EXPENDITURES

          All costs related to development of new products are charged to expense as incurred. Such costs are required to be expensed until technological feasibility and proven marketability of the product are established. There have been no costs capitalized post technological feasibility.

     8. LOSS PER SHARE

          Loss per common share is determined by dividing the net loss by the weighted average number of shares of common stock and common stock equivalents outstanding.

          Under Securities and Exchange Commission rules for initial public offerings, common stock equivalents for all periods presented include shares sold or options or warrants granted within twelve months prior to the date of the Company's initial public offering at per share prices less than that of the initial public offering (assumed to be $6.00 per share) even if the impact is antidilutive.

     9. INCOME TAXES

          The Company provides for income taxes based on income reported for financial reporting purposes. Certain charges to earnings differ as to timing from those deducted for tax purposes; these relate primarily to revenue recognition and net operating loss carry forwards. The tax effect of these differences are recorded as deferred income taxes.

     10. ACCOUNTING FOR STOCK BASED COMPENSATION

          No accounting recognition is given to employee stock options issued at fair market value or greater until they are exercised, at which time the proceeds are credited to the capital accounts. With respect to non-statutory compensatory options, the Company may recognize a tax benefit upon exercise of these options in an amount equal to the excess of the fair market value of the common stock over the option price on the day of the exercise. With respect to incentive stock options, tax benefits arising from disqualifying dispositions are recognized at the time of disposition. Tax benefits related to stock options are credited to additional contributed capital.

          Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation," issued in October 1995 and effective for fiscal years beginning after December 15, 1995, encourages, but does not require, a fair value based method of accounting for employee stock options or similar equity instruments. As permitted under the new standard, the Company will continue to account for employee stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." See note G for further information.

     11. USE OF ESTIMATES

          In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE B -- DEVELOPMENT STAGE ENTERPRISE AND GOING CONCERN

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company is a development stage enterprise with no significant sales of its products. There can be no assurance that the Company will be able to generate significant sales of its products. Additionally, the Company has a deficit accumulated during the development stage of $663,175 (unaudited) as of September 30, 1996. Management anticipates net losses will continue for the foreseeable future. Management believes existing cash and availability under it's line of credit agreement with a bank will not be adequate to last beyond early 1997. Additional financing, which may not be available, will be necessary during the period required to complete development and enhancement of the Company's products and to develop markets for the Company's products.

     The matters described in the preceding paragraph raise substantial doubt about the Company's ability to continue as a going concern. Recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon the Company advancing beyond the development stage and continuing its operations, which in turn is dependent upon the Company's ability to obtain additional financing, meet its financing requirements on a continuing basis, and succeed in its future operations. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue in existence.

     During May through July 1996, the Company raised $900,000 of gross proceeds through bridge financing arrangements and through a private offering of its common stock. Additionally, the Company plans to raise additional funds to support operations through a $6,600,000 (before deduction of offering costs) "firm commitment" initial public offering of its common stock (see note G). Management believes that if the gross proceeds are raised (of which there can be no assurance), the proceeds will be adequate to fund operations through approximately mid-1998.


NOTE C -- EQUIPMENT AND FURNITURE AND FIXTURES

                                                                 DECEMBER 31,    SEPTEMBER 30,
                                                                     1995            1996
                                                                 ------------    -------------
                                                                                 (UNAUDITED)
Equipment ....................................................     $   6,924      $  25,017
Furniture and Fixtures .......................................          --            1,000
                                                                   ---------      ---------
                                                                       6,924         26,017
Accumulated depreciation .....................................          (509)        (3,093)
                                                                   ---------      ---------
                                                                   $   6,415      $  22,924
                                                                   =========      =========
NOTE D -- OTHER ASSETS

                                                                  DECEMBER 31,   SEPTEMBER 30,
                                                                      1995          1996
                                                                 ------------    -------------
                                                                                 (UNAUDITED)

Deferred offering costs ......................................     $    --        $  14,228
Patents ......................................................          --            4,514
Security deposits ............................................         2,233          4,883
                                                                   ---------      ---------
                                                                   $   2,233      $  23,625
                                                                   =========      =========

NOTE E -- NOTES PAYABLE

                                                                 DECEMBER 31,   SEPTEMBER 30,
                                                                      1995          1996
                                                                 ------------   -------------
                                                                                 (UNAUDITED)

Non-interest bearing demand note payable to stockholder with interest imputed at 8%; collateralized by a $117,000
 receivable
 from Jasper (note I) ........................................     $ 117,000      $ 117,000
Unsecured note payable to stockholder bearing interest at 9%;
 interest and principle due 60 days after closing on financing
 equal to or greater than $200,000 ...........................        25,000           --
                                                                   ---------      ---------
                                                                   $ 142,000      $ 117,000
                                                                   =========      =========


     During January 1996, the Company entered into a revolving line of credit agreement with a bank for borrowings of up to $150,000 at 1% above the prime rate of interest. During December 1996, the agreement was amended to provide for borrowings of up to $250,000 at the same rate of interest and to extend the maturity date of the agreement to January 1998. The agreement requires paydown of outstanding balances to $100 for thirty days, is collateralized by substantially all assets and is guaranteed by three stockholders. The agreement contains covenants limiting additional indebtedness, change in ownership, and mergers and sale of company assets, among other matters.

     In connection with issuance of $200,000 of 8% convertible bridge notes in May 1996, the Company issued warrants to purchase 50,000 shares of common stock (see note G). A total of $25,000 was assigned as the value of the warrants and a corresponding $25,000 discount on debt issuance was recorded.

     During June 1996, the convertible bridge note holders converted the bridge notes and $1,841 of related accrued interest at $2.00 per share into 100,920 shares of common stock. In connection with this conversion, the unamortized discount on convertible bridge notes of $20,833 was also transferred to stockholders' equity.


NOTE F -- COMMITMENTS AND CONTINGENCIES

LEASE AGREEMENTS

     The Company operates from leased facilities under noncancelable operating leases that expire during August 1998 for its Minnesota location and May 1997 for its Nevada location. The Company pays for property taxes, maintenance, insurance, and other occupancy expense applicable to the leased premises.

     Minimum rental commitments of non-cancelable operating leases are approximately as follows:

     Year ending December 31,
        1996 .................................................  $30,000
        1997 .................................................   29,000
        1998 .................................................   15,000
                                                                -------
                                                                $74,000
                                                                =======

     Rental expense was as follows:

     Year ended December 31,
        1994 .................................................  $ 6,000
        1995 .................................................   11,094

     January 7, 1993 (date of inception) through
       December 31, 1995 .....................................   17,094

     Nine months ended September 30, (unaudited)
        1995 .................................................    5,190
        1996 .................................................   27,220

     January 7, 1993 (date of inception) through
       September 30, 1996 (unaudited) ........................   44,314


     EMPLOYMENT AGREEMENTS

     The Company has employment agreements with four individuals. The employment agreements contain non-compete clauses that prohibit the employees from being employed by a competitor of the Company. The non-compete clause is in effect for two years for voluntary terminations and three years for terminations with cause. In the event of "constructive termination," as defined, the agreements provide each employee with up to five years and three months salary (as of September 30, 1996) reduced by one month each month thereafter until December 31, 2001, at which time the amount of severance is two years. As of September 30, 1996, the aggregate commitment approximates $1,638,000 (unaudited).

NOTE G -- STOCKHOLDERS' EQUITY

     AUTHORIZED CAPITAL AND STOCK SPLIT

     Originally, the Company authorized 1,000,000 shares of capital stock. The Company's Class A and Class B common stock are identical in all terms except the Class A stock has voting privileges. In April 1996, the articles of incorporation were amended and restated to authorize 20,000,000 shares of $.01 par value common stock. The existing shares of Class A and Class B common stock were converted into the new $.01 par value common stock. Concurrently, the Company declared a nine for two stock split in the form of a stock dividend. The financial statements and accompanying notes for the periods presented have been restated for the changes in the authorized capital stock and the stock split.


     During August 1995, the Company reacquired 67,500 shares each of Class A and Class B common stock at no cost from its then existing stockholders. Additionally, the Company reacquired all of the Company's common stock held by Jasper during August and December 1995 for total cash considerations of $138,000 plus non-cash consideration of $170,174.


     1996 STOCK OPTION PLAN


     During May 1996, the Board of Directors and stockholders of the Company adopted the 1996 Stock Option Plan (the Plan). Under the Plan, 375,000 shares of common stock are reserved for issuance to employees, officers, directors, and consultants of the Company at exercise prices which may not be below 100% of fair market value for incentive stock options and 85% for all others. Pursuant to the Plan, the term of incentive stock options and nonstatutory stock options granted may not exceed ten years. Options issued under the Plan vest pursuant to the terms of stock option agreements with the recipients. The Plan terminates in May 2006.


     The Plan contains a director option formula option arrangement. Pursuant to the formula arrangement, each non-employee director, upon election to the board of directors, will be granted options to purchase shares of common stock equal to 25,000 multiplied by a percentage, the numerator is the total months remaining between grant date and May 2001 and the denominator is 60 months. The formula arrangement is reset every five years (again in May 2001) whereby the numerator becomes the number of months remaining between grant date and May 2006. The options vest annually during May at 5,000 shares per year except the first partial year vested amount represents that portion applicable to one twelfth of the total number of months from grant date to the following May.

     In the event of a change in control, as defined, all options outstanding vest immediately and are exercisable for their remaining terms. During July 1996, the Company issued stock options to employees, consultants and directors as follows:


                                           TOTAL OPTIONS       PRICE
                                            OUTSTANDING      PER SHARE
                                            -----------      ---------

Balance December 31, 1995 ..............           --          $  --
  Nonstatutory stock options
   (unaudited) .........................       15,000           2.00
  Nonstatutory stock options
   (unaudited) .........................      114,500           2.25
  Incentive stock options (unaudited) ..       43,500           2.25
                                              -------
Balance September 30, 1996 (unaudited)..      173,000
                                              =======

     No stock options are exercisable at September 30, 1996, nor have any options been exercised.

COMMON STOCK WARRANTS

     The Company issued warrants to purchase shares of common stock to convertible bridge noteholders in May 1996 and to the underwriter of a private stock offering that was completed in July 1996. No warrants have been exercised through September 30, 1996 (unaudited). Warrant activity is summarized as follows:

                                                                         PRICE
                                                        OUTSTANDING    PER SHARE    EXPIRATION DATE
                                                        -----------    ---------    ---------------
Balance December 31, 1995 ............................         --        $  --             --
  Granted to bridge noteholders (unaudited) ..........     50,000         2.00           1999
  Granted to underwriter (unaudited) .................     41,639         2.40(1)        2001
                                                           ------
Balance September 30, 1996 (unaudited) ...............     91,639
                                                           ======
Total exercisable at $2.00 per share at September
 30, 1996 (unaudited) ................................     50,000
                                                           ======

(1) See "Initial Public Offering" below for discussion of an adjustment to the exercise price of the warrants from $2.40 to $6.00 in the event of a successful completion of the Company's planned initial public offering.


     INITIAL PUBLIC OFFERING

     The Company has entered into a non-binding letter of intent with Tuschner & Company (the "Agent") whereby the Agent intends, on a "firm commitment" basis, to sell 1,100,000 shares of the Company's common stock (subject to an increase to 1,210,000 shares for a 110,000 share over-allotment) at $6.00 per share. The original terms of the letter of intent provided for payment of a ten percent (10%) commission and a three percent (3%) non-accountable expense allowance from the gross proceeds, and also provided for a five-year warrant to purchase 110,000 shares of common stock at an exercise price of 120% of the offering price per share.

     During January 1997, the Agent consented to modify the terms of the letter of intent as follows:

     * The commission was reduced to eight and one-half percent (8.5%) of the gross proceeds.

     * The non-accountable expense allowance was reduced to two percent (2%) of the gross proceeds.

     * The five year warrant to purchase 110,000 shares of common stock at an exercise price of 120% of the offering price per share was reduced to a warrant to purchase 44,496 shares of common stock under similar terms.

     Additionally, in connection with the above, the Agent consented to adjust the exercise price of their warrant to purchase 41,639 shares of common stock from $2.40 per share to $6.00 per share upon successful completion of the Company's planned initial public offering.


NOTE H -- INCOME TAXES

Deferred taxes consist of the following:

                                           DECEMBER 31,       SEPTEMBER 30,
                                       1994         1995           1996
                                       ----         ----      -------------
                                                               (UNAUDITED)
Revenue recognition ...............  $  4,000     $ 30,000      $ 153,000
Net operating loss carryforwards ..     6,000        3,000         89,000
                                     --------     --------      ---------
                                       10,000       33,000        242,000
Less valuation allowance ..........   (10,000)     (33,000)      (242,000)
                                     --------     --------      ---------
                                     $     --     $     --      $      --
                                     ========     ========      =========

     Valuation allowances have been recorded due to uncertainty of realization of deferred tax assets principally due to the development stage nature and operating loss history of the Company. However, the valuation allowances could be reduced or eliminated based on future earnings and future estimates of taxable income.

     As of December 31, 1995, the Company had federal and Minnesota net operating loss carryforwards of approximately $10,000. Net operating loss carryforwards available to offset future taxable income may be subject to the limitations under Section 382 of the Internal Revenue Code due to changes in the equity ownership of the Company.

NOTE I -- RELATED PARTY TRANSACTIONS

     RESEARCH AND DEVELOPMENT ARRANGEMENT WITH JASPER

     Jasper agreed to fund research and development for the Company's products from inception through April 1996 principally in consideration of an assignment of the patent rights to the FIDS Technology. Research and development funding after this date was the responsibility of the Company.

     The Company has billed various amounts for reimbursement under the development arrangement with Jasper. Jasper has not paid the majority of these billings. The Company believes Jasper does not have the financial wherewithal to pay for such amounts. The Company has an agreement with Jasper, whereby the Company may offset future product royalties (see below) due to Jasper, if any, against outstanding billings. The Company may also charge an additional $800 for each product manufactured by the Company for Jasper.

     The Company has sold no products which would require payment of royalties to Jasper. The Company has no orders to manufacture products on behalf of Jasper. No assurance can be given that future sales subject to payment of royalty to Jasper or orders to manufacture products on behalf of Jasper will occur in amounts sufficient to offset the uncollected billings, if at all. Therefore, realizability of outstanding billings to Jasper are not assured and have not been recognized. Should outstanding billings to Jasper be collected in the future, they will be reflected in income upon receipt.

     The following summarizes outstanding billings to Jasper:

                                    DECEMBER 31,        SEPTEMBER 30,
                                 1994         1995           1996
                                 ----         ----      -------------
                                                          (UNAUDITED)
Research and development:
 Optics technology (note E)...  $    --     $117,000       $117,000
 Other .......................   15,421           --        290,000
                                -------     --------       --------
                                $15,421     $117,000       $407,000
                                =======     ========       ========

     Total costs incurred pursuant to the development arrangement with Jasper were as follows:

     Year ended December 31,
         1994 .......................................  $ 72,199
         1995 .......................................   236,891

     Nine months ended September 30,
         1995 .......................................   228,583
         1996 .......................................    72,471

     January 7, 1993 (date of inception) through
         December 31, 1995 ..........................   331,647
         September 30, 1996 (unaudited) .............   404,118

     FIDS LICENSE AGREEMENT WITH JASPER

     The Company's underlying technology consists of "Optic Technology," "Biometric Solution" technology, "FIDS Technology," and "SAC_App." To the extent patentable, Jasper has patent rights to the "FIDS Technology" and the Company maintains the patent rights to the other technologies.

     The following are the more significant terms and conditions of the FIDS license arrangement with Jasper:

     * The Company and Jasper have exclusive world wide license rights to each other's technologies as defined (see note A).

     * The Company is to pay a $30.50 per unit royalty to Jasper for all sales made by the Company of products utilizing the "FIDS Technology."

     * The Company is to receive a $30.00 per unit royalty from Jasper for sales made by Jasper of products utilizing the "FIDS Technology."

     * Jasper receives all rights to future modifications or improvements made by the Company to the "FIDS Technology."

     * The Company may not sell, assign, or transfer its "FIDS Technology" or grant sublicenses without consent of Jasper. In the event of sale, assignment, transfer, or sublicense of "FIDS Technology" by the Company, 42% of any sales proceeds are required to be remitted to Jasper and 10% to be retained to fund ongoing development. Additionally, in the event of sale, assignment, transfer, or sublicense of "FIDS Technology" by Jasper, 42% of any sales proceeds are required to be remitted to the Company, with 10% of such amount to be utilized to fund ongoing development.

     * The term of the agreement expires the later of April 2016 or the date of the last patent to expire (as of September 30, 1996 no patents were issued, and none can be assured of being issued).

There was no royalty income or expense during the periods presented.


     OTHER TRANSACTIONS OR AGREEMENTS WITH JASPER

     The Company has the exclusive right to manufacture certain products sold by Jasper during the term of the license agreement discussed above. Repayment of amounts due are subject to 45 day payment terms.

     Total accounts payable to Jasper were $6,304 as of December 31, 1995.

     OTHER TRANSACTIONS

                                                                    JANUARY 7,                                    JANUARY 7,
                                                                    1993 (DATE                                    1993 (DATE
                                                                   OF INCEPTION)         NINE MONTHS             OF INCEPTION)
                                         YEARS ENDED DECEMBER 31,     THROUGH         ENDED SEPTEMBER 30,           THROUGH
                                         ------------------------  DECEMBER 31,    -------------------------      SEPTEMBER 30,
                                           1994         1995           1995            1995           1996            1996
                                           ----         ----       ------------    ----------     ----------      -------------
                                                                                   (UNAUDITED)    (UNAUDITED)      (UNAUDITED)
Revenues from Jasper ...............     $107,000     $229,070       $353,057        $153,374        $    -         $353,057
Purchase of optics technology
 (see below) .......................         --        117,000        117,000         117,000             -          117,000
Payments for rent, assembly, and
 computer aided design services
 from an affiliate .................       48,893       22,156         77,049          22,156             -           77,049
Equipment purchased from stockholder         --          5,000          5,000           5,000             -            5,000

     During August 1995, the Company purchased certain elements of its "Optic Technology" from an individual who also purchased common stock of the Company. The total purchase price of $117,000 was agreed to be reimbursed by Jasper. See note F for information on related party notes payable.

NOTE J -- SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION

                                                               JANUARY 7,                                      JANUARY 7,
                                                              1993 (DATE                                     1993 (DATE
                                           YEARS ENDED       OF INCEPTION)          NINE MONTHS             OF INCEPTION)
                                           DECEMBER 31,         THROUGH          ENDED SEPTEMBER 30,            THROUGH
                                         --------------       DECEMBER 31,    ---------------------------    SEPTEMBER 30,
                                         1994      1995           1995            1995           1996            1996
                                         ----      ----       ------------    -----------     -----------   --------------
                                                              (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
1. Cash Paid for Interest Expense and
   Income Taxes
    Interest ..........................  $ --    $     --       $     --        $    --         $19,415         $ 19,415
    Income taxes ......................    --          --             --             --              --               --
2. Noncash Financing Activities
    Common stock repurchases ..........    --     170,174        170,174         88,174              --          170,174

NOTE K -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     The financial statements include various estimated fair value information as of December 31, 1994 and 1995, and September 30, 1996 (unaudited) as required by FASB Statement 107. Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in that Statement and does not purport to represent the aggregate net fair value of the Company. All material financial instruments as of December 31, 1994 and 1995 and September 30, 1996 (unaudited), for which it is practicable to estimate the value, approximated fair value because of the short maturity of those instruments.

NOTE L -- SUBSEQUENT EVENT

     During October 1996, the Company contributed its "Set Top Box" technology to Inter-Con for a 50% ownership interest in the initial equity of Inter-Con. Inter-Con is a development stage enterprise founded in June 1996 to market and distribute the "Set Top Box" and related products.

     The Company will receive a 2% royalty on sales of Inter-Con through November 2002 or until Inter-Con becomes a public company, as defined. The Company has also entered into a technical support agreement with Inter-Con for technical support to Inter-Con for a fee of up to $20,000 per month. The technical support agreement expires October 31, 1999, however, it is subject to three successive one year periods at Inter-Con's option.

     The Company is obligated to complete development of certain products for Inter-Con. The Company believes the total costs associated with such commitment to be approximately $30,000.

NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO PURCHASE BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


              TABLE OF CONTENTS


                                           Page
Prospectus Summary                            3
Risk Factors                                  5
Use of Proceeds                              10
Dilution                                     12
Dividend Policy                              13
Capitalization                               13
Selected Financial Data                      14
Management's Discussion and Analysis of
 Financial Condition and
 Results of Operations                       15
Business                                     18
Management                                   24
Certain Transactions                         27
Principal Shareholders                       29
Shares Eligible for Future Sale              30
Description of Securities                    31
Underwriting                                 33
Legal Matters                                34
Experts                                      34
Additional Information                       35
Index to Financial Statements               F-1



Until           , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                1,100,000 SHARES

                          [LOGO] SAC TECHNOLOGIES, INC.

                             SAC TECHNOLOGIES, INC.


                                  COMMON STOCK




                                   PROSPECTUS

                            Tuschner & Company, Inc.

                                             , 1997



                                   PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS:

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The small business issuer's Bylaws provide for the indemnification of certain corporate agents, including the small business issuer's directors, officers and employees. The indemnification provided to the Company's directors, officers and employees includes coverage for amounts actually and reasonably incurred by such individuals in connection with proceedings arising by reason of each such individual's status as an officer, director or employee. The amount for which the director, employee or officer is to be indemnified includes expenses, including attorney's fees, judgments, fines and amounts paid in settlement of claims.

     The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless the control share acquisition is approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, cause the acquiring person to have voting power in the election of directors to exceed any one of the following thresholds of ownership: 20%, 33-1/3% or 50%. In general, Section 302A.673 prohibits a publicly-held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

     The small business issuer does not carry any directors' and officers' liability insurance.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          SEC registration fee ................ $  2,200
          NASD filing fee .....................    1,226
          Nasdaq SmallCap Market listing fee ..    5,000
          Accounting fees and expenses ........   60,000
          Legal fees and expenses .............  125,000
          Printing expenses ...................   15,000
          Blue Sky fees and expenses ..........   10,000
          Transfer agent fees and expenses ....    5,000
          Miscellaneous .......................   11,574
                                                --------
            Total                               $235,000
                                                ========

     Except for the SEC registration fees and the Nasdaq fees, all of the foregoing expenses have been estimated. The Selling Shareholders will not bear any of the expenses of this offering.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     During the past three years, the small business issuer has sold the following securities pursuant to exemptions from registration under the Securities Act. All such sales were made in reliance upon the exemptions from registration provided under Section 4(2) or Regulation D of the Securities Act of 1933, as amended (the "Securities Act") and related state securities laws. Unless otherwise stated, all shares were issued directly by the Company, no underwriters were involved, and no discount, commission or other transaction related remuneration was paid.

     On August 4, 1995, the Company issued 618,750 shares in the aggregate of the Company's Class A and Class B common stock (137,500 shares prior to the stock split) each to Barry M. Wendt and Benedict A. Wittig, officers and directors of the Company, in a recapitalization of their previous equity interests in the Company. Concurrently, the Company issued 202,500 shares of the Company's Class A and Class B common stock (45,000 shares prior to the stock split) to Gary E. Wendt, a third officer and director, in a recapitalization of his previous interests in the Company. Each of these individuals had previously paid $1.00 for their interests in the Company. On April 24, 1996, all of these shares were converted into shares of common stock of one class.

     On August 4, 1995, the Company issued and sold 472,500 shares of the Company's Class A and Class B common stock (105,000 shares prior to the split) to Richard T. Fiskum, an officer and director of the Company. In addition, on December 22, 1995, the Company issued and sold an additional 146,250 shares of the Company's Class A and Class B common stock (132,500 shares prior to the split) to Mr. Fiskum for a total consideration of $50,000. On April 24, 1996, all of these shares were converted into shares of common stock of one class.

     During August and December, 1995 the Company repurchased all of the shares of common stock held by Jasper Consulting, Inc. for a total price of $308,174, of which $138,000 was paid in cash. See "Business--Technology Rights."

     On May 17, 1996, the Company issued and sold, in connection with a bridge loan, an aggregate of $200,000 of eight percent promissory notes which may, at the option of the holder, be converted into shares of the Company's Common Stock at a price of $2.00 (the "Convertible Note"). Each Convertible Note converted into shares of the Company's Common Stock at a price of $2.00 per share upon completion of the private placement described below. The lenders in the Bridge Loan also received warrants to purchase (at a price of $2.00 per share) a number of shares of the Company's Common Stock equal to one-half the principle amount of each Convertible Note by $2.00. The Underwriter acted as the selling agent for the Bridge Loan and received a commission and expense allowance in the amount of $8,660.

     On July 17, 1996, the Company completed the issuance and sale, in connection with a private placement of its Common Stock, an aggregate amount of $900,000 of its Common Stock at a per share price of $2.00. Of this $900,000, approximately $200,000 was represented by the conversion of the Bridge Loans described immediately above. The Underwriter acted as the selling agent for the private placement and received a commission and expense allowance in an approximate amount of $110,279 and a warrant to purchase 41,639 shares of common stock at an adjusted exercise price of $6.00 per share.

ITEM 27. EXHIBITS.

EXHIBIT
  NO.     EXHIBITS
  ---     --------


+*1.1 Form of Underwriting Agreement (with form of Underwriter's Warrant and Lockup Agreement attached)

 *1.2     Form of Selected Dealer Agreement


 *3.1 Amended and Restated Articles of Incorporation of small business issuer

 *3.2     Amended and Restated Bylaws of small business issuer


 *4.1     Specimen of Common Stock Certificate

 *5.1     Opinion of Doherty, Rumble & Butler Professional Association


*10.1     SAC Technologies, Inc. 1996 Stock Option Plan

*10.2     License and Marketing Agreement by and among Harinder S. Takhar, Barry
          M. Wendt, Benedict A. Wittig and Richard T. Fiskum, Jasper Consulting, Inc. and the Company dated April 26, 1996 (with OEM Agreement by and between Jasper Consulting, Inc. and the Company dated April 26, 1996 attached as Exhibit A)

*10.3 Employment Agreement by and between Barry M. Wendt and the Company dated as of May 10, 1996 (with Non-Competition Letter effective May 10, 1996 attached as Exhibit A)

*10.4 Employment Agreement by and between Richard T. Fiskum and the Company dated as of May 10, 1996 (with Non-Competition Letter effective May 10, 1996 attached as Exhibit A)

*10.5 Employment Agreement by and between Gary E. Wendt and the Company dated as of May 10, 1996 (with Non-Competition Letter effective May 10, 1996 attached as Exhibit A)

*10.6 Employment Agreement by and between Benedict A. Wittig and the Company dated as of May 10, 1996 (with Non-Competition Letter effective May 10, 1996 attached as Exhibit A)

*10.7 Technical Support and Cooperative Development Agreement by and between the Company and Inter-Con/PC, Inc. effective November 1, 1996 (with Exhibits A-C)

*11.1     Computation of Loss per share

 23.1     Consent of Divine, Scherzer & Brody, Ltd.


*23.2 Consent of Doherty, Rumble & Butler Professional Association (to be included in Exhibit 5.1.)

*23.3     Consent of Merritt, Furber & Timmer


*24.1 Power of Attorney (included in the signature page to the Registration Statement)


------------------------
* Previously filed
+ attachment to Exhibit filed herewith



ITEM 28. UNDERTAKINGS.

     The undersigned small business issuer hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the
                Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) To include any additional or changed material information on the plan of distribution;

     (2) To, for determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) To provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the small business issuer certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment to Registration Statement to be signed on its behalf by the undersigned, in the City of Minneapolis, State of Minnesota on February 7, 1997.


                                         SAC TECHNOLOGIES, INC.


                                         By        /S/ BARRY M. WENDT
                                            ----------------------------------
                                                     Barry M. Wendt,
                                                 CHIEF EXECUTIVE OFFICER


     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement was signed by the following persons in the capacities stated below on February 7, 1997.


         SIGNATURE                          TITLE
         ---------                          -----

     /S/ BARRY M. WENDT            Chief Executive Officer, Director
-------------------------------    (Principal Executive Officer)
      Barry M. Wendt


  /S/ RICHARD T. FISKUM*           President, Director
-------------------------------
      Richard T. Fiskum


     /S/ GARY E. WENDT*            Chief Financial Officer, Director
-------------------------------    (Principal Accounting Officer)
         Gary E. Wendt


  /S/ BENEDICT A. WITTIG*          Secretary, Director
-------------------------------
      Benedict A. Wittig

     *Barry M. Wendt, by signing his name hereto, does hereby sign this document on behalf of each of the above-named directors and officers of the small business issuer pursuant to a power of attorney duly executed by such person.

By /s/ Barry M. Wendt
--------------------------------
Barry M. Wendt, Attorney-in-fact


EXHIBIT INDEX

EXHIBIT
  NO.    DESCRIPTION                                                        PAGE
  ---    -----------                                                        ----


+*1.1 Form of Underwriting Agreement (with form of Underwriter's Warrant and Lockup Agreement attached)

 *1.2    Form of Selected Dealer Agreement


 *3.1    Amended and Restated Articles of Incorporation of small business issuer

 *3.2    Amended and Restated Bylaws of small business issuer


 *4.1    Specimen of Common Stock Certificate

 *5.1    Opinion of Doherty, Rumble & Butler Professional Association


*10.1    SAC Technologies, Inc. 1996 Stock Option Plan

*10.2    License and Marketing Agreement by and among Harinder S. Takhar, Barry
         M. Wendt, Benedict A. Wittig and Richard T. Fiskum, Jasper Consulting, Inc. and the Company dated April 26, 1996 (with OEM Agreement by and between Jasper Consulting, Inc. and the Company dated April 26, 1996 attached as Exhibit A)

*10.3 Employment Agreement by and between Barry M. Wendt and the Company dated as of May 10, 1996 (with Non-Competition Letter effective May 10, 1996 attached as Exhibit A)

*10.4 Employment Agreement by and between Richard T. Fiskum and the Company dated as of May 10, 1996 (with Non-Competition Letter effective May 10, 1996 attached as Exhibit A)

*10.5 Employment Agreement by and between Gary E. Wendt and the Company dated as of May 10, 1996 (with Non-Competition Letter effective May 10, 1996 attached as Exhibit A)

*10.6 Employment Agreement by and between Benedict A. Wittig and the Company dated as of May 10, 1996 (with Non-Competition Letter effective May 10, 1996 attached as Exhibit A)

*10.7 Technical Support and Cooperative Development Agreement by and between the Company and Inter-Con/PC, Inc. effective November 1, 1996 (with Exhibits A-C)

*11.1    Computation of Loss per share

 23.1    Consent of Divine, Scherzer & Brody, Ltd.


*23.2 Consent of Doherty, Rumble & Butler Professional Association (to be included in Exhibit 5.1.)

*23.3    Consent of Merritt, Furber & Timmer


*24.1 Power of Attorney (included in the signature page to the Registration Statement)


------------------------
* previously filed
+ attachment to Exhibit filed herewith